Exhibit (b)(1)

Execution Version

KKR CREDIT ADVISORS (US) LLC

555 California Street, 50th Floor

San Francisco, CA 94104

CONFIDENTIAL

July 2, 2017

Cloud Merger Sub, Inc.

c/o H.I.G. Capital

600 Fifth Avenue

22nd Floor

New York, NY 10020

Attention: Jeffrey Kelly

Re:   NCI, Inc.

Project Cloud

Commitment Letter

Jeffrey:

You have advised KKR Credit Advisors (US) LLC (“KKR Credit”) that you intend to acquire (the “Acquisition”), directly or indirectly, the capital stock of NCI, Inc., a Delaware corporation (the “Company”), and consummate the other Transactions (as defined in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”)). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Credit Facilities Summary of Principal Terms and Conditions attached hereto as Annex I (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Conditions to Closing attached hereto as Annex II (the “Conditions Annex”), collectively, this “Commitment Letter”). All references to “dollars” or “$” in this Commitment Letter are references to United States dollars.

We understand that the sources of funds required: (i) to fund all cash amounts required to be paid by Holdings or Merger Sub pursuant to the terms of the Acquisition Agreement (the “Acquisition Consideration”); (ii) to refinance certain outstanding indebtedness of the Company; (iii) to pay fees, commissions and expenses in connection with the Transactions; and (iv) for general corporate purposes, will include:

•	senior secured credit facilities consisting of a senior secured revolving loan with commitments of $20.0 million (the “Revolving Loan Facility”) and a senior secured term loan facility to Borrower of $177.50 million (the “Term Loan Facility” and, together with the Revolving Loan Facility, the “Credit Facilities” and each a “Credit Facility”), as described in the Term Sheet; and

•

cash equity investments by the Equity Investors (or, in the case of members of Management, cash or non-cash equity investments) indirectly in the common equity or other equity reasonably satisfactory to the Structuring Advisor (as defined below) of the Borrower of not less than 30.0% (the “Minimum Equity Percentage”) of the sum of (1) the aggregate amount of the Credit Facilities funded on the Closing Date (but excluding the gross proceeds of any revolving loans borrowed on the Closing Date to fund working capital needs) plus (2) the pro forma equity capitalization of the Borrower and its subsidiaries on the Closing Date after giving effect to the Transactions (the “Equity Contribution”); provided, that immediately after the consummation of the Transactions, the Sponsor shall own, directly or indirectly, a majority of the equity interests in the Borrower.

Commitments.

In connection with the foregoing, KKR Credit is pleased to advise you that it hereby commits to provide, through one or more of its affiliates or managed funds or accounts (collectively and in such capacity, and together with any other Initial Lender appointed as described below, the “Initial Lenders”), to the Borrower 100% of the Credit Facilities, upon the terms expressly set forth in this Commitment Letter (including in the Term Sheet) and subject solely to the conditions expressly set forth in the Conditions Annex (such express conditions, the “Specified Conditions”).

Titles and Roles.

It is agreed that KKR Credit will act as exclusive structuring advisor for the Credit Facilities (in such capacity, the “Structuring Advisor”, together with the Initial Lenders and any other Commitment Party appointed as described below, the “Commitment Parties”, “we” or “us”). It is further agreed that (a) KKR Credit will have “left” placement in any marketing materials or other documentation used in connection with the Credit Facilities and will undertake the roles and responsibilities conventionally understood to be associated with such name placement and (b) WSFS Bank (or such other party appointed by the Structuring Advisor and reasonably acceptable to you) will be appointed as sole administrative agent and sole collateral agent for the Credit Facilities (in such capacities, the “Administrative Agent”), and that no additional agents, co-agents, structuring advisors, arrangers or bookrunners will be appointed and no institutions becoming parties to the definitive documentation with respect to the Credit Facilities (such documentation, the “Facilities Documentation”, such institutions (which shall be identified by the Structuring Advisor in consultation with you and subject to your consent), the “Lenders”; it being understood that the Structuring Advisor will not syndicate, participate or otherwise assign any portion of any Credit Facility to any Disqualified Institution (as defined below)) will receive compensation with respect to the Credit Facilities outside the terms contained in this Commitment Letter, or the fee letter dated on or around the date hereof and delivered in connection herewith (the “Fee Letter”), in order to obtain its commitment to participate in the Term Loan Facility and Revolving Loan Facility, in each case, unless you and the Structuring Advisor so agree.

Information.

You hereby represent and warrant (with respect to information relating to the Company and its subsidiaries, to your knowledge) that (a) all written information (other than financial projections, budgets and estimates of the Company and its subsidiaries (including any such statements in the Sponsor Model) and forward-looking statements (collectively, the “Projections”) and general economic or industry specific information) that has been or will be made available to the Commitment Parties or any of the Lenders by the Company, Holdings, Sponsor or any of your or their respective representatives in connection with the Transactions for use in evaluating the Transactions (the “Information”), when taken as a whole, is, or will be when furnished, correct in all material respects and does not, or will not when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, when taken as a whole in the light of the circumstances under which such statements are made, not materially misleading (in each case, after giving effect to all supplements and updates thereto that are provided to any of the Commitment Parties from time to time and in any event prior to the date of the consummation of the Transactions), and (b) the Projections that have been or will be made available to us or any of the Commitment Parties or any of the Lenders by the Company, Holdings, Sponsor or any of your or their respective representatives in connection with the Transactions for use in evaluating the Transactions have been and will be prepared in good faith based upon assumptions believed by the you or the preparer thereof in good faith to be reasonable at the time the Projections are furnished to us (it being understood by the Commitment Parties that the Projections are not to be viewed as facts and by their nature are inherently uncertain and are not a guarantee of financial performance, the results reflected in the Projections may not be achieved and actual results may differ from projections and such differences may be material). You agree that if at any time prior to the Closing Date you become aware that any of the representations in the preceding sentence are incorrect in any material respect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will (or prior to the Closing Date with respect to Information and Projections concerning the Company and its subsidiaries, you will use commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and Projections so that (with respect to Information and Projection relating to the Company or its subsidiaries, to your knowledge) such representations are correct in all material respects under those circumstances; provided that any such supplementation shall cure any such breach of such representations. Solely to the extent you receive the same from the Company, you agree that you shall furnish to the Structuring Advisor monthly financial statements and/or any “flash” numbers of the Company and its subsidiaries (each, a “Monthly Financial Statement”) promptly upon receipt thereof, for each month ending (x) at least 45 days prior to the Closing Date and (y) after the latest available financial statements delivered pursuant to paragraph 7 on the Conditions Annex. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation under this paragraph, the provision of any Monthly Financial Statement or any supplement to the Information or Projections nor the accuracy of any such representations or supplements shall constitute a condition precedent to the initial funding of any of the Credit Facilities on the Closing Date. In issuing the commitments hereunder, we are and will be using and relying on the Information without independent verification thereof.

Compensation.

As consideration for the commitments of the Initial Lenders hereunder with respect to the Term Loan Facility and Revolving Loan Facility, and the agreements of the Structuring Advisor to structure and arrange the Credit Facilities, you agree to pay, or cause to be paid, the fees set forth in the Term Sheet and the Fee Letter, to the extent and at the time or times earned and payable, as provided for in the Term Sheet or Fee Letter, as applicable. Once paid, such fees shall not be refundable under any circumstances.

Conditions.

The commitments of the Initial Lenders hereunder with respect to each of the Term Loan Facility and Revolving Loan Facility and the Structuring Advisor’s agreement to perform the services described herein are subject solely to the Specified Conditions, and upon satisfaction (or waiver by the Structuring Advisor) of such conditions, the initial funding of the Credit Facilities shall occur; it being understood that there are no other conditions (express, implied or otherwise) to the commitments hereunder, including compliance with the terms of the Commitment Letter, the Fee Letter and the Facilities Documentation.

Notwithstanding anything in this Commitment Letter (including each of the Exhibits and Annexes hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and the initial funding of the Credit Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Company in the Acquisition Agreement as are material to the interests of the Initial Lenders, but only to the extent that you or any of your affiliates have the right to decline to consummate the Acquisition or to terminate your or its obligations under the Acquisition Agreement as a result of a breach or inaccuracy of such representations and warranties (the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation (including closing deliverables) shall be in a form such that, if executed and delivered, they would not impair the availability and the initial funding of the Credit Facilities on the Closing Date if all of the Specified Conditions are satisfied or waived; it being understood that, (w) other than, to the extent required under the Term Sheet, with respect to any UCC Filing Collateral and Stock Certificates (each as defined below), to the extent any security interest in the Collateral is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, then the perfection of such security interests, as applicable, shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date but shall instead be required to be perfected within ninety (90) days (which may be extended by the Administrative Agent) after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably, (x) with respect to perfection of security interests in UCC Filing Collateral, you shall only be obligated to deliver, or cause to be delivered, on or prior to the Closing Date, uniform commercial code (“UCC”) financing statements to the Administrative Agent in proper form for filing, (y) with respect to perfection of security interests in Stock Certificates, you shall only be obligated to deliver to the Administrative Agent on or prior to the Closing Date, Stock Certificates together with undated signed stock powers or similar instruments of transfer in blank; provided that, for the avoidance of doubt, Stock Certificates of the domestic subsidiaries of the Company will only be required to be delivered on the Closing Date to the extent delivered by the Company to you on or prior to the Closing Date); and (z) except as expressly set forth in the preceding clause (i) or (ii), nothing herein shall be construed to limit the applicability of the individual conditions expressly set forth in Specified Conditions. For purposes hereof, (1) “Specified Representations” means the representations and warranties to be included in the applicable Facilities Documentation relating as to due organization of the Loan Parties; organizational power and authority (as they relate to the authorization, execution and delivery of the relevant Facilities Documentation) of the Loan Parties; the due authorization, execution and delivery by the Loan Parties of the Credit Facilities; enforceability of the relevant Credit Facilities against the Loan Parties; the Facilities Documentation not conflicting with charter documents of the Loan Parties; solvency of Holdings and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (to be determined in a manner consistent with the solvency certificate to be delivered in the form of Exhibit A to Annex II hereof); Federal Reserve margin regulations; Investment Company Act; Patriot Act, OFAC, and other laws applicable to sanctioned persons and other anti-terrorism laws, and FCPA; use of proceeds; compliance with laws; and creation, validity, and perfection of security interests the Collateral (subject in all respects to permitted liens and to the foregoing provisions of this paragraph), (2) “UCC Filing Collateral” means Collateral, excluding Stock Certificates, consisting solely of assets for which a security interest thereon may be perfected solely by filing a UCC financing statement, and (3) “Stock Certificates” means Collateral consisting of stock or equivalent certificates representing capital stock of Borrower and its domestic subsidiaries required as Collateral pursuant to the Term Sheet for which a security interest thereon may be perfected by delivering such certificates together with a stock power or similar instrument of transfer endorsed in blank. The provisions of this paragraph shall be referred to herein as the “Certain Funds Provisions.” For the avoidance of doubt, your compliance with your obligations under this Commitment Letter and/or the Fee Letter, other than your satisfaction (or procurement of a waiver of) the Specified Conditions, is not a condition to the availability and funding of the Credit Facilities on the Closing Date.

Indemnity and Expenses.

By your acceptance below, you hereby agree to indemnify and hold harmless the Commitment Parties and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, principals, managers, equity holders, authorized representatives, third-party advisors, partners, members and agents of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities (or investigations or actions or other proceedings (“Action”) commenced or threatened in respect thereof) that arise out of or in connection with this Commitment Letter, the Fee Letter, the Credit Facilities or any of the Transactions or the providing of the Credit Facilities (or the actual or proposed use of the proceeds thereof), and to reimburse each Indemnified Person within thirty (30) days after receipt of written demand for any reasonable and documented legal or other expenses (to be limited (absent a conflict of interest) to one outside counsel for all Indemnified Persons and reasonably necessary special counsel or local counsel in applicable jurisdictions) incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or Action; provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable (i) to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Person or any of its Related Persons (as defined below), (ii) to the extent arising from any dispute solely among Indemnified Persons (other than any Actions (x) against an Indemnified Person solely in its capacity or in fulfilling its role as Structuring Advisor, Administrative Agent or any similar role under the Credit Facilities, unless such Actions arise from the gross negligence, bad faith or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) arising out of any act or omission of Borrower, any Guarantor or any of their affiliates) or (iii) to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from a material breach of the funding obligations of such Indemnified Person or any of its Related Persons under this Commitment Letter, the Fee Letter or the Facilities Documentation. In the case of an Action to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective whether or not such Action is brought by you, your or Holdings’ equity holders or creditors or an Indemnified Person, whether or not an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the Credit Facilities or any of the Transactions is consummated.

None of the Indemnified Persons, the Sponsor, the other Equity Investors, Holdings, the Company or any of their respective affiliates, nor the respective directors, officers, employees, advisors, and agents of the foregoing, shall have liability for special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter or the Credit Facilities (including the use or intended use of the proceeds of the Credit Facilities) or the transactions contemplated hereby or thereby (provided that this provision shall not limit your indemnification obligations set forth herein for any such damages included in any third-party claim in connection with which such Indemnified Person is otherwise entitled to indemnification hereunder). It is further agreed that each Initial Lender shall be liable in respect of its own commitment to the Credit Facilities solely on a several, and not joint, basis with any other Initial Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than damages resulting from the gross negligence or willful misconduct of such Indemnified Person or its Related Persons determined by a final and non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Action in respect of which such Indemnified Person is a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person. You shall not be liable for any settlement of any Action (or any expenses related thereto) effected without your consent (which consent shall not be unreasonably withheld or delayed). Each Indemnified Person shall be obligated to refund or return any and all amounts paid by you under this section to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent it has been determined by a court of competent jurisdiction in a final and non-appealable decision that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

For purposes hereof, a “Related Person” of an Indemnified Person means (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers, principals, managers, equity holders, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective representatives, third-party advisor or agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate in this sentence pertains to a controlled affiliate involved in the negotiation of this Commitment Letter and the Credit Facilities.

In addition, if the Closing Date occurs, you hereby agree to reimburse us for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable legal fees (to be limited (absent a conflict of interest) to (x) one outside counsel for the Commitment Parties (and their respective affiliates, except in the case of clause (y) herein) and reasonably necessary special counsel or local counsel in applicable jurisdictions, (y) to the extent the Revolving Loan Facility is provided by Lenders other than the Initial Lenders, one outside counsel for such Lenders providing the Revolving Loan Facility, and (z) one outside counsel for the Agents and reasonably necessary special counsel or local counsel in applicable jurisdictions) and reasonable and documented out-of-pocket expenses of the Commitment Parties and the Agents, due diligence, appraisal, consulting and audit fees, and printing, reproduction, document delivery, travel, communication and publicity costs) incurred in connection with the execution of the Credit Facilities, and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the Facilities Documentation and the amendment, modification or waiver of the Commitment Letter and the Fee Letter (or any proposed amendment, modification or waiver) upon the initial funding of the Credit Facilities on the Closing Date (to the extent an invoice therefor is received at least two business days prior to the Closing Date) or, if invoiced after such date, within 30 days following receipt of the relevant invoice.

Confidentiality.

This Commitment Letter is delivered to you upon the condition that neither this Commitment Letter nor the Fee Letter nor any of their contents shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that (i) such letters may be disclosed as may be compelled in a judicial or administrative proceeding, by any regulatory administration, or as otherwise required by law or regulation (including, without limitation, filings with the SEC or other regulatory bodies in the ordinary course of business), compulsory legal process or as necessary to exercise any remedy or to enforce any right under this Commitment Letter and/or the Fee Letter or as requested by a governmental authority, (ii) this Commitment Letter and the existence and contents of this Commitment Letter (but not the Fee Letter or the contents thereof, other than the existence thereof and the aggregate amount of the fees payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses in marketing materials and other disclosures) may be disclosed in any proxy statement or similar public filing related to the Acquisition or (b) in connection with any public filing requirement, (iii) after your acceptance hereof, the Term Sheets, including the existence and contents thereof (but not the Fee Letter), may be disclosed to any Lender or participant or prospective Lender or prospective participant and, in each case, their respective directors (or equivalent managers), officers, employees, affiliates, independent auditors, or other experts and advisors on a confidential basis and only in connection with the Transactions, (iv) the Commitment Letter and the Fee Letter may be disclosed to your subsidiaries, the Equity Investors (or any prospective Equity Investor) and to your and their respective directors, officers, employees, affiliates, members, partners, equityholders, legal counsel, accountants, independent auditors, agents and co-investors who are subject to an obligation of confidentiality, in each case on a “need-to-know” basis and only in connection with the Transactions, and (v) the Commitment Letter and the Fee Letter (which, until the Closing Date, shall be customarily redacted to remove all fee information and all other proprietary information as mutually agreed) may be disclosed to the Company and its subsidiaries and their respective directors, officers, employees, advisors and agents, in each case on a “need-to-know” basis and only in connection with the Transactions, it being understood that (except pursuant to clause (i) above) in no event shall the Fee Letter be publicly disclosed, regardless of whether it is in redacted or complete form; provided that (x) you may disclose the Term Sheet and the contents thereof to rating agencies in connection with obtaining ratings in connection with the Transactions and (y) you may disclose the aggregate fee amounts contained in the Fee Letters as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials or in any public filing relating to the Transactions.

Each Commitment Party reserves the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that contain such Commitment Party’s name or the name of any of such Commitment Party’s affiliates or designees or describe such Commitment Party’s financing commitment or the Structuring Advisor’s role and activities. KKR Credit and its affiliates may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose, and circulate similar promotional materials, in each case, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Sponsor, the Borrower, the Company and their affiliates (or any of them), and the amount, type and closing date of such Transactions, all at KKR Credit’s expense; provided that, except for any “tombstone” or similar advertisement or promotional materials that discloses only the size and date of the Transaction, the Sponsor shall have a reasonable opportunity to review and comment on any press release, advertisement or promotional materials containing the names of the Sponsor, the Borrower and their affiliates (or any of them) and/or describing the details of the Transaction, in each case, prior to any publication or dissemination of the same. In addition, you acknowledge and agree that KKR Credit and its affiliates and designees may provide to industry trade organizations information with respect to all or part of the Transactions that is customary for inclusion in league table measurements.

Each Commitment Party, on behalf of itself and its affiliates and other Related Persons, agrees that it will use all information received by them in connection with the Transaction and the related transactions (including any information obtained by them based on a review of any books and records relating to the Equity Investors, Holdings or the Company or any of their respective subsidiaries or affiliates) solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letter and the Facilities Documentation and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative or regulatory agency or otherwise as required by applicable law or regulation or as requested by a governmental authority or in any legal or judicial proceeding where, in such applicable Commitment Party’s reasonable judgment, disclosure is required by law or regulations (in which case such Commitment Party shall to the extent permitted by law, notify you promptly thereof, in advance), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of their affiliates, or in connection with public filings (in which case such Commitment Party shall, to the extent permitted by law, notify you promptly thereof, in advance, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of disclosure by any Commitment Party, its affiliates or its or their respective representatives in violation of this paragraph, (d) to such Commitment Party’s investors, partners and financing sources, and to its their affiliates and its and their shareholders, directors, officers, professionals, advisors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information; provided that that such Commitment Party shall be responsible for its affiliates’ and their respective representatives’ compliance with this paragraph; provided further that, unless you otherwise consent, no such disclosure shall be made by any Commitment Party, any affiliate thereof or any of its or their respective representatives to (i) any affiliate or representative of such Commitment Party that is a Disqualified Institution and/or (ii) any person that is providing advisory services to the Company in connection with the Acquisition, (e) to the Agents and to prospective Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (f) for purposes of establishing a “due diligence” defense, (g) with your consent, (h) to industry trade organizations information with respect to the Credit Facilities that is customary for inclusion in league table measurements or (i) in protecting and enforcing the rights of the Commitment Parties with respect to this Commitment Letter. The confidentiality obligations of the Commitment Parties pursuant to this Commitment Letter shall remain in effect until the second anniversary of the date hereof. For the avoidance of doubt, (x) the provisions of this paragraph do not supersede any other confidentiality or non-disclosure agreement or undertaking by any Commitment Party or its affiliates or its or their respective representatives in favor of any of Holdings, the Sponsor, the Company and/or their respective subsidiaries and/or affiliates (whether directly or indirectly through a back-to-back or similar agreement) and (y) in no event shall any disclosure of information referred to above be made to any Disqualified Institution.

Other Services.

You acknowledge and agree that we and/or our affiliates may be requested to provide additional services with respect to Sponsor, Holdings, the Company and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit us or any of our affiliates to provide any services other than as set out herein.

Conflicts of Interest.

You acknowledge that (and waive any conflict of interest arising in connection with):

(a)	Each Commitment Party, together with its respective affiliates (collectively, the “Group”), each in its capacity as principal or agent, is involved in a wide range of commercial banking and investment banking activities globally (including investment advisory; asset management; research; securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and therefore, conflicts may arise between duties of the Group hereunder and other duties or interests of the Group;

(b)	the Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on its own account or otherwise) with respect to you, Holdings or any member of the same group as you or Holdings or (iii) act in relation to any matter for any other person whose interests may be adverse to you, Holdings or any member of your group (a “Third Party”), and may retain for its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of the Group is in possession or has come or comes into possession (whether before, during or after the agreements hereunder) of information confidential to you and not otherwise publicly available; provided that such information shall be used only for the purpose for which it was disclosed to a member of the Group and shall not be shared with any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within divisions of the Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose. You acknowledge that the Group, may, in its sole discretion, offer and/or provide committed or other financing to other parties who are interested in engaging in a transaction with the Company which may be on terms similar to those or which may be materially different than the terms set forth in this Commitment Letter;

(c)	information which is held elsewhere within the Group, but of which none of the individual directors, officers or employees having the conduct of transactions contemplated by this letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining such Commitment Party’s responsibilities to you hereunder; and

(d)	no member of the Group shall have any duty to disclose to, or utilize for the benefit of, you, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business.

No Fiduciary Relationship.

You hereby acknowledge that we are acting solely as agent, lender and structuring advisor, as applicable, in connection with the Credit Facilities. You further acknowledge that we are acting pursuant to a contractual relationship created by this Commitment Letter that was entered into on an arm’s length basis and in no event do the parties intend that any of us act or be responsible as a fiduciary to you or Holdings or any of Holdings’ other subsidiaries, Holdings’ stockholders or creditors or any other person in connection with any activity that we may undertake or have undertaken in furtherance of the Credit Facilities, either before or after the date hereof. We hereby expressly disclaim any fiduciary or similar obligations to any such person, either in connection with the Credit Facilities or this Commitment Letter or any matters leading up to either to the extent related thereto, and you hereby confirm your understanding and agreement to that effect. Each of you and we agree that you and we are each responsible for making our own independent judgments with respect to the Credit Facilities, and that any opinions or views expressed by us to you regarding the Transactions, including but not limited to any opinions or views with respect to the price or market for your, Holdings’ or Holdings’ other subsidiaries’ debt, do not constitute advice or recommendations to you, Holdings or any of Holdings’ other subsidiaries. You, on behalf of yourself, Holdings and Holdings’ other subsidiaries, hereby waive and release, to the fullest extent permitted by law, any claims that you, Holdings or any of Holdings’ other subsidiaries may have against us with respect to any breach or alleged breach of any fiduciary or similar duty in connection with the Transactions or any matters leading up to the execution of this Commitment Letter or the Facilities Documentation to the extent related thereto.

Governing Law, Etc.

This Commitment Letter and the commitment of the Initial Lenders shall not be assignable by any party hereto (except (x) by you on or prior to the Closing Date to the ultimate borrower (if not you) under the Credit Facilities or another newly-formed entity organized in the United States so long as any such entity is directly or indirectly controlled by the Sponsor and (y) by us as contemplated under the section entitled “Titles and Roles” above and as expressly set forth in this paragraph, without the prior written consent of each other party hereto, and any purported assignment without such consent shall be void. We reserve the right to employ the services of our affiliates (other than Disqualified Institutions) in providing services contemplated by this Commitment Letter (it being understood that we will not thereby be relieved of any of our obligations hereunder with respect to such services prior to the initial funding under any of the Credit Facilities) and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion. Subject to the second proviso below, you also agree that the Initial Lenders may at any time and from time to time assign all or any portion of their commitment hereunder (i) to one or more of their respective affiliates, managed funds or accounts, or (ii) subject to your consent, not to be unreasonably withheld, conditioned or delayed, to any prospective Lender in connection with the closing of the Transactions or otherwise; provided that notwithstanding such assignment, with respect to amounts to be funded on the Closing Date, the Initial Lenders shall not be released from, and the commitment of the Initial Lenders to fund the Term Loan Facility and Revolving Loan Facility on the terms and conditions set forth in this Commitment Letter and the Fee Letter will not be reduced, except solely to the extent such other Lenders fund their commitments on the Closing Date; provided further that the Initial Lenders may not assign to (i) certain banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you or Sponsor to us prior to the date of this Commitment Letter, which list may be updated from time to time (x) prior to the Closing, with our consent, and (y) after the Closing Date, with the consent of the Administrative Agent (acting at the direction of the Required Lenders); (ii) those persons who are competitors of the Company that either (x) are engaged in substantially similar business operations as the Company and/or its subsidiaries or (y) are separately identified in writing by you or Sponsor to us (if prior to the Closing Date) or by the Company to the Administrative Agent (if after the Closing Date) from time to time (each such person in this clause (ii), a “Competitor”) (other than bona fide debt funds), (iii) with respect to any Commitment Party, any affiliate or representative of such Commitment Party that is engaged as a principal primarily in private equity or venture capital (each such person, an “Excluded Party”); and (iv) in the case of each of preceding clauses (i) and (ii), any of their affiliates (other than, in the case of a Competitor, any such affiliate that is a debt fund, investment vehicle, regulated bank entity or unregulated entity primarily engaged in, or that advise funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business for financial investment purposes and with respect to which no personnel involved with the investment in the relevant Competitor, or the management, control or operation thereof, directly or indirectly, possesses the power to direct or cause the investment policies of such debt fund, investment vehicle, regulated bank entity or unregulated entity or has access to any information (other than information that is publicly available) relating to Holdings or the Company or any entity that forms part of any of their respective businesses (including any of their respective subsidiaries) (any such entity, a “Debt Fund”)) that are either (x) identified in writing by you or Sponsor from time to time or (y) clearly identifiable on the basis of such affiliate’s name (the entities described in clauses (i), (ii), (iii) and (iv) above, collectively “Disqualified Institutions”); provided that to the extent that a person is designated or becomes a Disqualified Institution pursuant to clause (i), (ii)(y) or (iv)(x) above after the date of this Commitment Letter, such event shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation in a Credit Facility, to the extent of the loan or commitment subject to such assignment or participation. Notwithstanding the right to assign the commitments hereunder, the Initial Lenders must retain exclusive control over all rights and obligations with respect to each of their respective commitments until the initial funding of the Credit Facilities on the Closing Date, including all rights with respect to consents, modifications, supplements and amendments. You further acknowledge that we, subject to the section entitled “Confidentiality” above, may share with any of our affiliates, managed funds or accounts, and such affiliates, managed funds or accounts may share with us, any information related to Holdings, the Company, or any of their respective subsidiaries or affiliates (including, without limitation, information relating to creditworthiness) and the Transactions; provided that we shall be responsible for the use of such information by the foregoing persons. We agree to treat, and cause any such affiliate, to treat all nonpublic information provided to us by you as confidential information in accordance with customary banking industry practices.

This Commitment Letter and the Fee Letter constitute the entire agreement among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. No party has been authorized by any Commitment Party to make any oral or written statements or agreements that are inconsistent with this Commitment Letter and the Fee Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity and Expenses” (to the extent expressly provided for in such section), each Indemnified Person.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being understood and agreed that the funding of the Credit Facilities is subject only to the Specified Conditions. As promptly as reasonably practicable after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Facilities Documentation for the purpose of executing and delivering the Facilities Documentation substantially concurrently with the consummation of the Acquisition.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby; provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect and whether there shall have occurred a Company Material Adverse Effect, (b) whether any Specified Acquisition Agreement Representation is accurate and whether as a result of any breach or inaccuracy thereof you or any of your affiliates have the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition, and (c) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, shall be determined in accordance with the laws of the State of Delaware without regard to conflict of laws principles that would result in the application of the laws of another jurisdiction. Each party hereto (and, to the extent the benefits herein are accepted by such persons and entities, each other Indemnified Person) hereby irrevocably waive (to the fullest extent permitted by law) trial by jury in any suit, claim, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter, the Fee Letter or the performance of services hereunder or thereunder. Each of the parties hereto hereby submits to the exclusive jurisdiction of the federal and New York State courts located in New York County (and appellate courts thereof) in connection with any dispute related to this Commitment Letter, the Fee Letter or any of the matters contemplated hereby or thereby, and agrees that service of any process, summons, notice or document by registered mail addressed to it shall be effective service of process against it for any suit, action or proceeding relating to any such dispute. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

Patriot Act.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies Sponsor, Holdings, Borrower, the Company and the other Guarantors of the Credit Facilities, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Lenders.

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter (such date of acceptance, the “Acceptance Date”) by returning to the Structuring Advisor (on behalf of the Commitment Parties) executed counterparts of this Commitment Letter and the Fee Letter prior to 5:00 p.m., New York City time, on July 2, 2017 (the “Deadline Time”). This offer will automatically expire at the Deadline Time if we have not received such executed counterparts in accordance with the preceding sentence. Upon the earliest to occur of (A) the Closing (as defined in the Acquisition Agreement) without the use of the Credit Facilities, (B) the date specified in the Acquisition Agreement as the “Outside Date” (as defined in the Acquisition Agreement), and (C) the termination of the Acquisition Agreement in accordance with its terms prior to the Closing (as defined in the Acquisition Agreement), the commitments of the Commitment Parties hereunder and the agreements of the Structuring Advisor to provide the services described herein shall automatically terminate unless the Commitment Parties and the Structuring Advisor shall, in their discretion, agree in writing to an extension. The absence of fiduciary duty, compensation, information, expense reimbursement, confidentiality, indemnification, waiver of jury trial and governing law and forum provisions in this Commitment Letter and the Fee Letter shall survive termination of any or all of the commitments of the Initial Lenders hereunder, except that the expense reimbursement and indemnification provisions shall be superseded by the analogous provisions in the Facilities Documentation upon the effectiveness thereof; provided that, subject to the final sentence of this paragraph, your obligations under this Commitment Letter (other than your obligations with respect to (a) information, which shall survive only until the Closing Date, at which time such obligations shall terminate and be of no further force and effect, and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be of no further force and effect (and be superseded by the applicable Facilities Documentation to the extent covered therein) on the Closing Date and you shall automatically be released from all liability hereunder in connection therewith at such time. Subject to the preceding sentence, you may terminate this Commitment Letter (as to both Credit Facilities together, or solely as to the Revolving Loan Facility) upon written notice to the Initial Lenders at any time. Notwithstanding anything to the contrary herein, the provisions under the headings “Titles and Roles”, “Exclusivity” and “Conflicts of Interest” above shall survive the execution and delivery of the Facilities Documentation.

Each of the parties hereto agrees that this Commitment Letter and the Fee Letter each constitutes a legal, valid and binding obligation, enforceable against such parties in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law) with respect to the subject matter herein and therein (including an obligation to negotiate in good faith).

[Signature Pages Follow]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

KKR CREDIT ADVISORS (US) LLC, on behalf of itself and certain of its affiliates and managed funds and accounts

By:	/s/ Nicole J. Macarchuk
	Name:	Nicole J. Macarchuk
	Title:	Authorized Signatory

Accepted and agreed to as of the date first written above:

CLOUD MERGER SUB, INC.

By:	/s/ Jeff Kelly
	Name:	Jeff Kelly
	Title:	President

Exhibit A

PROJECT CLOUD

TRANSACTION DESCRIPTION

Capitalized terms used but not defined in this Exhibit A shall have the respective meanings set forth in the other Exhibits and Annexes to the Commitment Letter, of which this Exhibit A is a part, and in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

It is intended that:

(a)	H.I.G. Capital (together with its affiliates and funds managed or advised by it, the “Sponsor”), and other investors, if any, which may include members of management of the Company and its subsidiaries (“Management” and together with the Sponsor, the “Equity Investors”), will acquire (the “Acquisition”), directly or indirectly, NCI, Inc., a Delaware corporation (the “Company”), pursuant to an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or modified and in effect from time to time, and together with all exhibits and schedules thereto, the “Acquisition Agreement”), by and among Cloud Intermediate Holdings, LLC, a Delaware limited liability company established and controlled by the Equity Investors (“Holdings”), Cloud Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Holdings (“Merger Sub” or “you”), and the Company;

(b)	the Equity Investors will make the Equity Contribution;

(c)	all the existing third party indebtedness for borrowed money of the Company and its subsidiaries, including all outstanding indebtedness of the Company and its subsidiaries under that certain Amended and Restated Loan and Security Agreement, dated as of December 13, 2010 (as amended, modified or supplemented from time to time, the “Existing Credit Agreement”) (but excluding (i) undrawn letters of credit, performance bonds and similar obligations, (ii) customary contingent indemnification obligations (for which no claim has been asserted as of the Closing Date), (iii) any indebtedness permitted by the Acquisition Agreement to be remain outstanding after the Closing Date (and any replacements, extensions and renewals thereof), (iv) purchase money debt, equipment financings and capital leases, (v) intercompany indebtedness and (v) any other indebtedness that the Structuring Advisor agrees may remain outstanding after the Closing Date) will be repaid in full, all commitments in respect thereof terminated, and all security and guaranties in respect thereof discharged and released (the “Refinancing”);

(d)	the Borrower will obtain the Credit Facilities; and

(e)	the proceeds of the Credit Facilities and the Equity Contribution on the Closing Date will be applied to fund, directly or indirectly, (i) the Acquisition Consideration, (ii) to pay the fees and expenses incurred in connection with the Transactions and (iii) the Refinancing.

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions.” For purposes of the Commitment Letter, “Closing Date” shall mean the date of the initial funding under the Credit Facilities and the consummation of the Acquisition.

ANNEX I

PROJECT CLOUD

CREDIT FACILITIES

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

Borrower:	Initially, Merger Sub, and after the consummation of the Acquisition, the Company as the survivor of the Merger contemplated by the Acquisition Agreement (the “Borrower”).

Parent Guarantor:	Cloud Intermediate Holdings, LLC, a Delaware limited liability company (“Holdings”).

Structuring Advisor:	KKR Credit Advisors (US) LLC (the “Structuring Advisor”).

Term Loan Lenders:	KKR Credit Advisors (US) LLC (“KKR Credit”), on behalf of itself and certain of its affiliates and managed funds and accounts, the other Initial Lenders and, after the Closing Date, any other person that in accordance with the provisions of the Facilities Documentation (and subject to the Borrower’s consent rights described below under the header entitled “Assignments and Participations”) becomes a Lender under the Term Loan Facility, in each case, excluding any Disqualified Institutions.

Revolving Loan Lender(s):	KKR Credit, on behalf of itself and certain of its affiliates and managed funds and accounts, the other Initial Lenders and, after the Closing Date, any other person that in accordance with the provisions of the Facilities Documentation (and subject to the Borrower’s consent rights described below under the header entitled “Assignments and Participations”) becomes a Lender under the Revolving Loan Facility, in each case, excluding any Disqualified Institutions.

Administrative Agent and Collateral Agent:	WSFS Bank or such other party appointed by the Structuring Advisor and reasonably acceptable to the Borrower shall be appointed to act as administrative and collateral agent, and in connection therewith shall be paid customary administrative agency fees in an amount to be agreed (in such capacity, together with its permitted successors and assigns, the “Administrative Agent” or “Collateral Agent” as applicable, and together, the “Agents”).

Type and Amount of Facilities:	A senior secured term loan facility (the “Term Loan Facility”) in an aggregate principal amount of $177.50 million.

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto.

A senior secured revolving credit facility (the “Revolving Loan Facility”) in an aggregate principal amount of $20.0 million, of which up to an amount to be agreed shall be available through a sub-facility in the form of letters of credit to the extent an Issuing Bank (as defined below) willing to provide letters of credit is appointed in accordance with the terms of the Facilities Documentation.

The Term Loan Facility and the Revolving Loan Facility are collectively referred to in this term sheet (this “Term Sheet”) as the “Credit Facilities”.

Purpose:	Proceeds of the Term Loan Facility and the Equity Contribution shall be used on the Closing Date to finance the Acquisition Consideration, to fund the Refinancing, and to pay fees, commissions and expenses in connection with the foregoing. Proceeds of the Revolving Loan Facility shall be used (a) on the Closing Date, up to any amount to be agreed, to finance the Acquisition Consideration, to fund the Refinancing and to pay fees, commissions and expenses in connection with the Transaction, and (b) following the Closing Date for working capital and general corporate purposes (including for capital expenditures, purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Acquisition), acquisitions and other investments and any other purpose not prohibited by the Facilities Documentation (other than restricted payments (except for certain limited restricted payments (which shall not include dividends or distributions to the Equity Investors) to be agreed)).

Maturity Dates:	Term Loan Facility: Seven (7.0) years from the Closing Date.

Revolving Loan Facility: Six (6.0) years from the Closing Date.

Availability:	Term Loan Facility: Upon satisfaction (or waiver in writing by the Structuring Advisor) of the Specified Conditions, a single drawing shall be made on the Closing Date of the full amount of the Term Loan Facility.

Revolving Loan Facility: Upon satisfaction (or waiver in writing by the Structuring Advisor and the Lenders providing the Revolving Loan Facility) of the Specified Conditions, a single drawing in an amount to be agreed may be made on the Closing Date of the Revolving Loan Facility. Upon satisfaction (or waiver in writing by the Required Revolving Lenders (as defined below)) of the conditions set forth under “Conditions to Each Other Borrowing” below, borrowings may be made at any time during the period commencing on the first business day after the Closing Date to but excluding the business day preceding the maturity date of the Revolving Loan Facility.

Amortization:	Term Loan Facility: The Term Loan Facility will amortize in equal quarterly installments in annual amounts equal to 1.0% of the original principal amount of the Term Loan Facility, commencing on the last business day of the first full fiscal quarter ending after the Closing Date, with the balance payable on the maturity date of the Term Loan Facility.

Revolving Loan Facility: None.

Same-Day Base Rate Loans:	Subject to customary defaulting lender provisions, the entire Revolving Loan Facility may be available in U.S. dollars in the form of same-day Base Rate loans, in lieu of conventional swingline loans, which may be borrowed on same day notice, and are otherwise subject to the same borrowing procedures and lender obligations as other loans under the Revolving Loan Facility, to the extent the Lenders providing the Revolving Loan Facility have the ability to provide same-day Base Rate loans.

Letters of Credit:	Subject to the policies and procedures of the applicable Issuing Bank and customary provisions consistent with the Documentation Principles, letters of credit under the Revolving Loan Facility may be issued by any Lender or any other person acceptable to the Borrower and the Administrative Agent, provided such Lender or other person consents to its appointment as issuing bank of letters of credit (each, an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Loan Facility; provided, however, that any letter of credit may provide for successive renewals thereof for additional periods of up to 12 months for each such renewal (which in no event shall extend beyond the date referred to in clause (b) above). All letters of credit shall be standby letters of credit.

Drawings under any letter of credit shall be reimbursed by the Borrower on the same or next business day. To the extent that the Borrower does not reimburse the relevant Issuing Bank on the same or next business day, the Lenders under the Revolving Loan Facility shall be irrevocably obligated to reimburse such Issuing Bank pro rata based upon their respective commitments under the Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the relevant Issuing Bank .

Incremental Facilities:	The Facilities Documentation will permit Borrower, on one or more occasions, to incur additional term loans under the Term Facility or add one or more incremental term loan facilities to the Term Loan Facility (each, an “Incremental Term Loan Facility”) and may increase the commitments under the Revolving Loan Facility (each, an “Incremental Revolving Loan Facility”, and, together with any Incremental Term Loan Faculty, the “Incremental Facilities” and each an “Incremental Facility”), on terms and conditions agreed by the Borrower and the lenders providing the relevant Incremental Facility in an aggregate amount not to exceed the sum of (a) $30.0 million, plus (b) the amount of any voluntary prepayments of the Term Loan Facility and any voluntary permanent reductions of the commitments under the Revolving Loan Facility, in each case, effected after the Closing Date (including pursuant to debt buybacks made by the Borrower or any Restricted Subsidiary (as defined below) in an amount equal to the discounted amount actually paid in respect thereof, but excluding (i) any prepayment of the Term Loan Facility with the proceeds of substantially concurrent borrowings of new loans under the Facilities Documentation, (ii) any reduction of the commitments under the Revolving Loan Facility in connection with a substantially concurrent issuance of new revolving commitments under the Facilities Documentation and (iii) prepayments with the proceeds of substantially concurrent incurrence of other long term Indebtedness (other than prepayments made with revolving loans)) plus (c) an unlimited amount, so long as after giving effect to the incurrence of any such Incremental Facility pursuant to this clause (c), on the date of incurrence thereof, the ratio of total funded debt (net of all unrestricted cash and cash equivalents of the Borrower and its domestic subsidiaries subject to an aggregate cap of $15.0 million) to Consolidated EBITDA (to be defined in a manner consistent with the Documentation Principles) (the “Total Net Leverage Ratio”), on a pro forma basis and after giving effect to the incurrence of such Incremental Facility and the use of proceeds therefrom but excluding the proceeds thereof for netting purposes (provided that to the extent proceeds of any Incremental Facility are used to repay indebtedness, pro forma effect shall be given to such repayment of indebtedness), does not exceed 0.5x less than the Total Net Leverage Ratio on the Closing Date (it being understood that (I) any Incremental Facility may be incurred under clause (c) regardless of whether there is capacity under clause (a), (II) the Borrower shall be deemed to have used amounts under clause (c) (to the extent compliant therewith) prior to utilization of amounts under clauses (a) and (b) and (III) Incremental Facilities may be incurred under clause (a) or (b), on the one hand, and clause (c), on the other hand, and, in the case of a single concurrent incurrence, all amounts incurred pursuant to clauses (a) and (b)

shall be disregarded in determining compliance with the Total Net Leverage Ratio set forth in clause (c)). Incremental Facilities shall be subject to certain customary and mutually agreed terms and conditions to be included in the Facility Documentation, including but not limited to the following:

(a)    The all-in-yield applicable to any Incremental Facility that consists of term loans (or notes) that are pari passu with the Term Loan Facility in right of payment and with respect to security, will not be more than 50 basis points higher than the corresponding all-in-yield applicable to the existing Term Loan Facility, unless the interest rate margin with respect to the existing Term Loan Facility is adjusted to be equal to the all-in-yield with respect to the relevant Incremental Term Loan Facility, minus 50 basis points; provided that in determining the applicable interest rate: (w) OID or upfront fees paid by the Borrower in connection with such Incremental Term Facility or the existing Term Loan Facility (equated to interest rate based on a 4-year average life to maturity) shall be included, (x) any amendments to the Interest Margin (as defined below) on the existing Term Loan Facility that became effective subsequent to the Closing Date but prior to the time of the addition of such Incremental Term Facility shall be included, (y) arrangement, commitment, structuring, underwriting, ticking, unused line fees and amendment fees paid or payable to the Commitment Parties or the Structuring Advisor (or their affiliates) in their respective capacities as such in connection with the existing Term Loan Facility or to one or more arrangers or persons acting in similar capacities (or their affiliates) in their capacities as such (regardless of whether such fees are paid to or shared in whole in part with any lender) applicable to such Incremental Term Facility and any other fees not paid by the Borrower generally to all applicable lenders ratably shall be excluded and (z) if such Incremental Term Facility includes any “LIBOR” interest rate floor greater than that applicable to the existing Term Loan Facility and such floor is applicable to existing Term Loan Facility on the date of determination, such excess amount shall be equated to interest margin for determining the increase, provided that any increase required due to the application of this clause (z), at the option of the Borrower, may be effected through an increase in (or implementation of, as applicable), the “LIBOR” interest rate floor applicable to the existing Term Loan Facility (this paragraph, the “MFN Provision”).

(b)    To the extent the proceeds of an Incremental Term Facility will be used to finance an acquisition or an investment, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing (and that is not a contemporaneous “sign and close” transaction), the lenders providing such Incremental Term Facility may agree to a “funds certain” provision, and such certain conditions to funding shall be required to be satisfied on the date the applicable agreement is executed and effective rather than on the consummation of such acquisition or investment, provided, that no payment or bankruptcy event of default shall have occurred and be continuing on the date of funding of such Incremental Facility, and provided, further, that in the event the consummation of such acquisition or investment shall not have occurred on or prior to the date that is 120 days following the execution of such applicable agreement, such conditions shall be satisfied on the date of the consummation of such acquisition or investment.

(c) If any such Incremental Facility is guaranteed, it shall not be guaranteed by any subsidiary of the Borrower other than the Subsidiary Guarantors;

(d) If any such Incremental Facility is secured, it shall not be secured by any assets other than Collateral;

(e) No Lender will be required to participate in any such Incremental Facility (except to the extent it has agreed in writing to do so).

(f)     The other terms and conditions of Incremental Facilities shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower and the Required Lenders) to the lenders providing such Incremental Facility than those applicable to the existing Credit Facilities or otherwise acceptable to the Required Lenders (as defined below). The Facilities Documentation will also permit the Borrower to incur “Incremental Equivalent Debt” (as customarily defined in accordance with the Documentation Principles) on terms and conditions consistent with the terms and conditions applicable to the Incremental Facilities, and which such Incremental Equivalent Debt may be secured by liens junior to the liens securing the Term Loan Facility or unsecured.

Refinancing Facilities:	The Facilities Documentation will permit the Borrower to refinance and/or replace the loans under the Term Loan Facility (and loans under any Incremental Term Facility) and/or loans and commitments under the Revolving Loan Facility (and loans and commitments under any Incremental Revolving Facility)

from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to herein as “Refinancing Facilities” and each a “Refinancing Facility”), respectively, under the Credit Facilities, with the consent of the Borrower and the institutions providing such Refinancing Facility, in each case, that may be pari passu with or junior to the remaining portion of the Credit Facilities in right of payment and/or security and/or be unsecured; provided that:

(a) any Refinancing Facility that is pari passu with or junior to the remaining portion of the Credit Facilities with respect to security and/or junior to the remaining portion of the Credit Facilities in right of payment shall be subject to an Acceptable Intercreditor Agreement (as defined below);

(b) no Refinancing Facility may mature prior to the latest maturity date of the Credit Facilities being refinanced or replaced, and in the case of the Term Facility, no Refinancing Term Facility shall have a shorter weighted average life to maturity than the loans being refinanced or replaced;

(c) any Refinancing Facility shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders or holders party thereto, provided that Refinancing Facilities secured by liens on a pari passu basis with the Term Loan Facility (whether in the form of loans or notes) shall be subject to the MFN Provision;

(d) if any such Refinancing Facility is guaranteed, it shall not be guaranteed by any subsidiary of the Borrower other than the Subsidiary Guarantors;

(e) if any such Refinancing Facility is secured, it shall not be secured by any assets other than Collateral;

(f) the other terms and conditions (excluding those referenced in clauses (b) through (e) above) of such Refinancing Facility shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such Refinancing Facility than those applicable to the loans or commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant loans or commitments existing at the time of such refinancing or replacement) or otherwise acceptable to the Required Lenders;

(g) except to the extent otherwise permitted under the Facilities Documentation, the aggregate principal amount of any Refinancing Facility shall not exceed the aggregate principal amount of indebtedness and commitments being refinanced or replaced therewith, plus interest, premiums, fees and expenses,

(h) in the case of any Refinancing Revolving Facility, the Facilities Documentation will contain certain provisions to facilitate pro rata borrowings and participations under the Revolving Loan Facility and any Refinancing Revolving Facility and any Refinancing Revolving Facility shall share ratably in any prepayment and/or commitment reduction in respect of the Revolving Loan Facility unless the Borrower and the lenders in respect of such Refinancing Revolving Facility elect lesser payments (or commitment reductions)),

(i) any Refinancing Term Facility that is pari passu with the Term Loan Facility in right of payment and security may participate (x) on a pro rata basis, a less than pro rata basis or a greater than pro rata basis in any voluntary prepayments of the Term Loan Facility or (y) on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis (except for mandatory prepayments contemplated by clause (b)(ii) under the section entitled “Mandatory Prepayments” below) in any mandatory prepayments of the Term Loan Facility or any other term loans, as agreed by the lenders providing such Refinancing Term Facility; and

(j) no payment, Financial Covenant, or bankruptcy event of default shall have occurred and be continuing on the date of consummation of such Refinancing Facility.

The Facilities Documentation will authorize and require the Agents to enter into an intercreditor agreement the terms of which are reasonably satisfactory to the applicable Agents (any such intercreditor agreement, an “Acceptable Intercreditor Agreement”) which allows (at the Borrower’s option) additional debt that is permitted to be incurred and secured under the Facilities Documentation to be secured by a lien on the Collateral that is pari passu with or junior to the lien on the Collateral securing the Credit Facilities.

The Facilities Documentation will authorize and require the Agents to enter into a subordination agreement the terms of which are reasonably satisfactory to the applicable Agents (any such subordination agreement, an “Acceptable Subordination Agreement”) which allows (at the Borrower’s option) additional debt that is permitted to be incurred and unsecured under the Facilities Documentation.

Interest:	At Borrower’s option, loans under the Credit Facilities will bear interest based on the Base Rate or LIBOR, as described below:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days and payable quarterly in arrears. The Base Rate is defined, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1.0%, (ii) a prime commercial lending rate determined by Structuring Advisor, as established from time to time, and (iii) LIBOR (calculated as set forth below) for an interest period of one-month beginning on such day plus 1.0%.

B. LIBOR Option

Interest will be determined for periods to be selected by Borrower (“Interest Periods”) of one, two, three or six months (or twelve months if agreed to by all relevant Lenders) and will be set at the rate which is calculated and distributed daily by the Ice Benchmark Administration Data Service (or any successor thereto) determined by the Administrative Agent in its reasonable judgment two business days prior to the start of the Interest Period (“LIBOR”), plus the applicable Interest Margin; provided that LIBOR for purposes of calculating interest on any loan under the Credit Facilities shall be deemed to be not less than 1.00% per annum. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, at the end of each three-month period, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

Default Interest and Fees:	Automatically upon the occurrence of a bankruptcy or payment event of default under the Facilities Documentation, interest will accrue at a rate of 2.0% per annum plus the rate otherwise applicable, and will be payable on demand.

Interest Margins:	Term Loan Facility: 750 basis points for LIBOR loans and 650 basis points for Base Rate loans.

Revolving Loan Facility: 750 basis points for LIBOR loans and 650 basis points for Base Rate loans.

Unused Line Fee:	A 0.50% per annum unused line fee shall accrue on the aggregate unused amount of the commitments under the Revolving Loan Facility and will be payable quarterly in arrears (calculated on a 360-day basis) and on the date of termination of such commitments.

Letter of Credit Fees:	To the extent an Issuing Bank willing to provide letters of credit is appointed in accordance with the terms of the Facilities Documentation, a per annum fee equal to the interest margin applicable to LIBOR loans incurred under the Revolving Loan Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Loan Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Loan Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Loan Facility pro rata in accordance with the amount of each such Lender’s Revolving Loan Facility commitment. In addition, to the extent an Issuing Bank willing to provide letters of credit is appointed in accordance with the terms of the Facilities Documentation, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Loan Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Mandatory Prepayments:	The Credit Facilities shall contain mandatory prepayments customary for transactions of this type (in each case giving due regard to, and with carveouts and exceptions consistent with, the Documentation Principles) limited to the following: (a) 100% of the net cash proceeds received after the Closing Date from the sale or other disposition of all or any part of the assets of Holdings or any of its Restricted Subsidiaries in excess of a threshold to be agreed other than sales of inventory in the ordinary course of business and other exceptions consistent with the Documentation Principles) and other than amounts reinvested in assets to be used in the business of the Borrower or its Restricted Subsidiaries within 12 months of receipt of such net cash proceeds (or within 18 months of receipt of such net cash proceeds if contractually committed within 12 months) and subject to other exceptions to be agreed, (b) 100% of the net proceeds received by Holdings or any of its Restricted Subsidiaries from (i) the issuance of debt after the Closing Date that is not permitted under the Facilities Documentation and (ii) debt incurred pursuant to a Refinancing Facility to refinance or replace loans under the Term Loan Facility or under any Incremental Term Loan Facility, (c) 100% of all net cash casualty and condemnation proceeds received by Holdings or any of its subsidiaries in excess of a threshold to be agreed, other than amounts reinvested in assets to be used in Borrower’s business within 12 months of such receipt (or within 18 months of such receipt if contractually committed within 12 months) and subject to other exceptions consistent with the Documentation Principles, (d) 100% of the outstanding obligations owed under the Credit Facilities upon a change of control (to be defined in accordance with the Documentation Principles), (e) 100% of all Equity Cure proceeds, and (f) commencing with the fiscal year ending December 31, 2017 (provided that the first prepayment period shall include only the period from the Closing Date to December 31, 2017), 75% of Excess Cash Flow (to be defined in a manner consistent with the Documentation Principles, taking into account the following provisions) of Borrower and its Restricted Subsidiaries, with step-downs to 50% and 25% for any fiscal year at Total Net Leverage Ratio (at the time of the respective payment and recalculated to give pro forma effect to any such pay-down or reduction) levels to be agreed; provided, that the amount of such Excess Cash Flow prepayment shall be reduced on a dollar-for-dollar basis by the amount of (x) voluntary prepayments of the Term Loan Facility and any Incremental Term Loan Facility, (y) any reduction in the outstanding principal amount of any loan under the Term Loan Facility and/or any loans under any Incremental Term Loan Facility resulting from assignments to (and purchases by) Holdings, the Borrower or any Restricted Subsidiary, in each case to the extent of the amount of cash paid by Holdings, the Borrower or any such Restricted Subsidiary in connection with the relevant assignments and purchases and only to the extent retired or cancelled, and (z) any voluntary prepayment of the Revolving Loan Facility and any Incremental Revolving Loan Facility, in each case, to the extent accompanied by a permanent reduction of the relevant commitment, in each case made prior to any Excess Cash Flow prepayment date, and except to the extent financed with long-term indebtedness (other than revolving indebtedness).

Any Lender (in its sole discretion) may elect not to accept its pro rata portion of any mandatory prepayment (other than any prepayment in connection with a refinancing of the Term Loan Facility or any Incremental Term Loan Facility), and any such amounts not so used to prepay loans under the Credit Facilities may be retained by the Borrower (“Declined Proceeds”).

Optional Prepayments and Commitment Reductions:	Permitted, in whole or in part, without premium or penalty (except as described under the heading “Prepayment Premium” below), upon same day notice (or, in the case of a prepayment of LIBOR loans, three business days’ prior notice), subject to reimbursement of any actual LIBOR breakage costs (and not lost profits) in the case of a prepayment of LIBOR loans prior to the last day of the relevant interest period, and also including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments.

Prepayment Premium:	In the event of (a) a voluntary prepayment or (b) a mandatory prepayment (solely to the extent of mandatory prepayments set forth above under the heading “Mandatory Prepayments” in respect of the incurrence of indebtedness not otherwise permitted under the Facility Documentation and net cash proceeds received in connection with a change of control) of all or any portion of the Term Loan Facility (other than in connection with a Transformative Transaction (as defined below) solely to the extent that the Borrower has offered each of the Lenders on a pro rata basis the opportunity to provide any indebtedness incurred in connection with such Transformative Transaction, and all of such Lenders have declined to provide all of such indebtedness after a reasonable period of time, in which case the following percentages shall be reduced by 50%), (w) a 3.00% prepayment premium shall be paid on the aggregate principal amount of the Term Loan Facility so prepaid at any time after the Closing Date, but on or prior to the first anniversary of the Closing Date, (x) a 2.00% prepayment premium shall be paid on the aggregate principal amount of the Term Loan Facility so prepaid at any time after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date, (y) a 1.00% prepayment premium shall be paid on the aggregate principal amount of the Term Loan Facility so prepaid at any time after the second anniversary of the Closing Date, but on or prior to the third anniversary of the Closing Date and (z) no prepayment premium shall be paid on the aggregate principal amount of the Term Loan Facility so prepaid at all times thereafter (the “Prepayment Premium”).

Notwithstanding anything to the contrary, the Prepayment Premium shall be due whether or not such prepayment under the Term Loan Facility occurred before or after an event of default under the Credit Facilities has occurred or is continuing, whether there has been an acceleration of loans under the Credit Facilities, or before or after the commencement of an insolvency proceeding.

“Transformative Transaction” shall mean any merger, acquisition or investments (excluding, for the avoidance of doubt, any change of control) in any such case, by Holdings or any Restricted Subsidiary, the result of which is to increase the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries, measured on a pro forma basis as of the most recent fiscal quarter for which financial statements have been delivered, by no less than 50%.

Application of Prepayments:	Mandatory prepayments shall be applied first to the Term Loan Facility until paid in full, and second to the Revolving Loan Facility. Prepayments of the Term Loan Facility will be applied (i) in the case of optional prepayments, to the remaining scheduled amortization payments thereof as directed by Borrower (or in the absence of direction from the Borrower, in a manner as if such prepayment was a mandatory prepayment, and (ii) in the case of mandatory prepayments, first, in direct order of maturity to the next eight installments of the Term Loan Facility, and, thereafter to the remaining scheduled amortization payments on a pro rata basis. When there are no longer outstanding loans under the Term Loan Facility, mandatory prepayments will be applied first, to prepay outstanding loans under the Revolving Loan Facility and second, to cash collateralize outstanding letters of credit, in each case, with no corresponding mandatory permanent reduction of commitments under the Revolving Loan Facility.

Guarantees:	Subject in all respects to the Certain Funds Provision, the Credit Facilities will be fully and unconditionally guaranteed (the “Guarantees”) on a joint and several basis by Holdings and all of the existing and future direct and indirect wholly-owned Restricted Subsidiaries of the Borrower (other than (i) Foreign Subsidiaries (as defined below) that are CFCs (as defined below), (ii) immaterial subsidiaries (to be defined in a manner consistent with the Documentation Principles), (iii) captive insurance companies, (iv) not-for-profit subsidiaries, (v) any subsidiary (A) that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, in the case of any subsidiary acquired after the Closing Date, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Credit Facilities, (B) which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received or (C) where the provision of a Guarantee would result in material adverse tax consequences, as reasonably determined by the Borrower, (vi) any Domestic Subsidiary (as defined below) that is a direct or indirect subsidiary of a Foreign Subsidiary of the Borrower that is a controlled foreign corporation (a “CFC”) within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended, (vii) any Domestic Subsidiary that has no material assets other than equity or debt of one or more Foreign Subsidiaries that are CFCs (each, a “CFC Holdco”) and (viii) subsidiaries in circumstances where the Borrower and the Administrative Agent (solely at the direction of the Required Lenders) reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby) (such subsidiaries providing guarantees, the “Subsidiary Guarantors”; and the Subsidiary Guarantors, together with Holdings, collectively, the “Guarantors” and together with the Borrower, the “Loan Parties”). All the above-described Guarantees shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles.

For purposes of the Facilities Documentation, (a) “Foreign Subsidiary” means any direct or indirect subsidiary of the Borrower organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia, (b) “Domestic Subsidiary” means any direct or indirect subsidiary of the Borrower other than a Foreign Subsidiary and (c) “Restricted Subsidiary” means any existing and future direct or indirect subsidiary of the Borrower other than any Unrestricted Subsidiary (as defined below).

Security:	Subject to the Certain Funds Provision and the provisions of the immediately following paragraph and consistent with the Documentation Principles, the Credit Facilities will be secured by perfected first priority pledges of all of the equity interests of Borrower and each of Borrower’s and Guarantor’s direct subsidiaries (but, in the case of first tier Foreign Subsidiaries that are CFCs and CFC Holdcos, limited to 65% of the voting and 100% of the non-voting equity interests held directly by a Loan Party), and perfected first priority (subject to permitted liens and other exceptions set forth below and otherwise consistent with the Documentation Principles) security interests in and mortgages on substantially all tangible and intangible assets (including, without limitation, equipment, general intangibles, intercompany notes, investment property, intellectual property, material fee owned real property, and proceeds of the foregoing) of Borrower and the Guarantors, wherever located, now or hereafter owned (together, the “Collateral”).

Notwithstanding anything to the contrary, (a) no action shall be taken to grant or perfect any security interest in any of the following, and the Collateral shall exclude: (i) any fee-owned real property located outside the U.S., (ii) all fee-owned real property with a fair market value (as reasonably estimated by the Borrower) of less than at least $2.5 million (any property with a fair market value in excess of such amount, “Material Real Property”), (iii) any real property leasehold interest (with no requirement to obtain leasehold mortgages, landlord waivers, consents, estoppels or collateral access letters); (iv) motor vehicles and other assets subject to certificates of title; (v) other than those constituting supporting obligations of other collateral and/or to the extent that perfection can be accomplished through the filing of a UCC-1 financing statement, letter of credit rights and commercial tort claims; (vi) (A) equity interests in any person that is not a wholly owned Restricted Subsidiary, (B) equity interests in captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities used for permitted securitization facilities and Unrestricted Subsidiaries, and (C) margin stock; (vii) any governmental licenses or state or local franchises, charters and authorizations to the extent creation of a security interest thereon is prohibited or restricted thereby (after giving effect to the applicable anti-assignment provision of the Uniform Commercial Code) (but not proceeds of the foregoing), only for so long as the applicable license, franchise, charter or authorization prohibits the creation of a security interest therein; (viii) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party, unless such consent has been obtained) (after giving effect to the applicable anti-assignment provision of the Uniform Commercial Code) (but not proceeds of the foregoing); (ix) any lease, license or agreement, in each case in existence on the Closing Date, or upon acquisition of the relevant subsidiary party thereto to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) or otherwise require consent thereunder, unless such consent has been obtained) (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law (but not proceeds of the foregoing)), to the extent not created in anticipation of such acquisition; (x) any intent-to-use trademark application prior to the filing of a statement of use or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (xi) equity interests and assets of Immaterial Subsidiaries; (xii) any cash, deposit accounts and securities accounts (including securities entitlements and related assets) with balances under an amount to be agreed (but, in any case, with no obligation to obtain control agreements on deposit accounts or securities accounts); (xiii) any property subject to a purchase money arrangement or capital leases (to the extent granting of a security interest is prohibited thereby or otherwise requires consent); (xiv) intercompany indebtedness owed by any foreign subsidiary solely to the extent that a pledge thereof would result in material adverse tax consequences (as determined by the Borrower acting in good faith), and (xv) assets where the cost (including any material adverse tax consequences) of obtaining or perfecting a security interest therein exceeds the practical benefit to the Senior Lenders afforded thereby, as reasonably determined by the Borrower and the Required Lenders (the foregoing described in clauses (i) through (xv) are, collectively, the “Excluded Assets”); and (b) (i) no actions shall be required to be taken in any non-U.S. jurisdiction to create or perfect any security interest, including the registration of intellectual property in any non-U.S. jurisdiction and (ii) no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation reasonably satisfactory to the Structuring Advisor, subject to exceptions permitted under the Facilities Documentation. Notwithstanding anything to the contrary, Holdings, the Borrower and the Subsidiary Guarantors shall not be required, nor shall any of the Agents be authorized, (a) to perfect the above-described pledges, security interests and mortgages by any means other than by (i) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to mortgaged properties, (ii) filings in United States government offices with respect to intellectual property as expressly required in the Facilities Documentation, (iii) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of intercompany notes, certificates evidencing equity in the Borrower and its subsidiaries (or, if applicable, uncertificated security control agreements), instruments and tangible chattel paper in each case, as expressly required in the Facilities Documentation, or (iv) mortgages in respect of Material Real Property, in each case to the extent expressly required in the Facilities Documentation (and any required mortgage will be permitted to be delivered after the Closing Date in accordance with the Certain Funds Provision), and (b) no Loan Party shall be required to grant a security interest in or a pledge of any asset or perfect a security interest in any Collateral to the extent (i)(A) the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the Collateral Agent or (B) the grant or perfection of a security interest in such asset or Collateral, as applicable, would be prohibited by applicable law, or (ii) the grant or perfection of a security interest in such asset or Collateral, as applicable, would (A) be prohibited by any enforceable anti-assignment provision of any contract that is permitted under the Facilities Documentation or (B) violate the terms of any contract with respect to such asset that is permitted under the Facilities Documentation (in each case, after giving effect to any applicable anti-assignment provision of the UCC or other applicable law); it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (ii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable law notwithstanding the relevant prohibition, violation or termination right.

Conditions to Initial Borrowings:	Conditions precedent to initial borrowings under the Credit Facilities on the Closing Date shall consist solely of the Specified Conditions, which shall be subject to the Certain Funds Provisions.

Conditions to Each Other Borrowing:	Conditions precedent to each borrowing under the Credit Facilities other than the borrowings on the Closing Date will be (1) the absence of any continuing default or event of default, (2) the accuracy of all representations and warranties in all material respects and (3) receipt of a customary borrowing notice or letter.

Documentation Principles:	The definitive documentation for the Credit Facilities (collectively, the “Facilities Documentation”), the first draft of which the Commitment Parties agree will be drafted by the Structuring Advisor’s counsel, will be based on (i) the redacted Credit Agreement provided by Proskauer Rose LLP to Kirkland & Ellis LLP on June 13, 2017 and (ii) the definitive documentation entered into by TKC Holdings, Inc., an affiliate of the Sponsor, dated as of October 14, 2016, (such documentation referred to in clauses (i) and (ii) herein, collectively, the “Precedent Credit Agreements”), and will include a credit agreement containing the terms and conditions set forth in the Commitment Letter and such other terms and deviations from the Precedent Credit Agreements as the Borrower and the Structuring Advisor shall mutually agree, and in any event be subject to terms and conditions reasonably satisfactory to the Structuring Advisor; it being understood and agreed that the Facilities Documentation shall: (a) not contain any conditions to the availability and initial funding of the Credit Facilities on the Closing Date other than as expressly set forth in the Conditions Annex; (b) contain only those mandatory prepayments, representations and warranties, conditions to borrowing after the Closing Date, affirmative, financial and negative covenants and events of default expressly set forth in this Term Sheet, applicable to Holdings and its Restricted Subsidiaries, which shall be subject to standards, qualifications, thresholds, exceptions for materiality and/or otherwise and “baskets” and grace and cure periods, in each case, consistent (where applicable) with the Documentation Principles; it being understood and agreed that (i) exceptions that are subject to a monetary cap and thresholds that specify a dollar-denominated amount shall, on a case-by-case and mutually agreeable basis, include a “builder” component based on a percentage of Consolidated EBITDA, and (ii) to the extent that the Facilities Documentation requires (x) compliance with any financial ratio or test, (y) the absence of any default or event of default (or any type of default or event of default) except as otherwise set forth herein or in the Documentation Principles or (z) compliance with any basket as a condition to incurring any indebtedness or effecting any other transaction, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower: in the case of any acquisition or similar investment (including with respect to any indebtedness contemplated or incurred in connection therewith), in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing (and that is not a contemporaneous “sign and close” transaction), either (I) at the time of the execution of the definitive agreement with respect to the relevant acquisition or (II) at the time of the consummation of the relevant acquisition, in either case after giving effect to the acquisition, any related indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a pro forma basis, provided, that in the event the consummation of such acquisition or investment shall not have occurred on or prior to the date that is 120 days following the execution of such agreement or declaration, as applicable, such tests and conditions shall be satisfied on the date of the consummation of such acquisition or investment; (c) give due regard to (i) the operational and strategic circumstances of the Borrower and its restricted subsidiaries (after giving effect to the Transactions) in light of their size, industries, practices, geographical locations, operations, financial reporting and the matters disclosed in the Acquisition Agreement, and (ii) the sponsor model delivered to the Structuring Advisor on June 30, 2017 (the “Sponsor Model”); and (d) be negotiated in good faith to finalize the Facilities Documentation, giving effect to the Certain Funds Provisions, as promptly as reasonably practicable. The foregoing requirements and principles shall be referred to herein as the “Documentation Principles”.

Agreement Among Lenders:	The creditor rights between the Revolving Loan Facility and the Term Loan Facility will be set forth in an Agreement Among Lenders (the “Agreement Among Lenders”) in form and substance reasonably satisfactory to the Structuring Advisor and the Initial Lenders.

Representations and Warranties:	Representations and warranties will apply to Holdings and its Restricted Subsidiaries and will be in form and substance consistent with the Documentation Principles), and will be limited to the following:

Financial statements fairly present in all material respects the financial condition of Holdings and the Restricted Subsidiaries; Projections prepared in good faith; absence of undisclosed liabilities; no Material Adverse Effect (as defined below); organizational existence and good standing; compliance with law; organizational power and authority; due authorization, execution, delivery and enforceability of the Facilities Documentation; no conflict with law or material contractual obligations; no adverse litigation; no default or event of default (after the Closing Date); ownership of property; no broker fees at the Closing Date; subordination of subordinated debt; intellectual property; taxes; Federal Reserve regulations; ERISA and labor; Investment Company Act; subsidiaries and equity interests as of the Closing Date or as may be updated; environmental matters; solvency (such representation and warranty to contain a definition of solvency consistent with the Solvency Certificate set forth in Exhibit A to Annex II) of the Borrower and its Restricted Subsidiaries, taken as a whole, on the Closing Date; historical financial statements; accuracy and completeness of disclosure; Patriot Act and anti-terrorism law compliance; use of proceeds; insurance; creation and perfection of security interests subject to, on the Closing Date, the Certain Funds Provisions and the parameters set forth under “Security” above; OFAC and other laws applicable to sanctioned persons; and Foreign Corrupt Practices Act; it being understood that each of the above representations and warranties shall be deemed made on the Closing Date (provided, that only the Specified Acquisition Agreement Representations and the Specified Representations shall be required to be true and correct as a condition to the initial funding of the Credit Facilities on the Closing Date).

Except with respect to (a) organizational existence of the Borrower, (b) organizational power and authority of the Borrower, (c) due authorization, execution and delivery of the Facilities Documentation, (d) enforceability of the Facilities Documentation, (e) no conflicts of the Facilities Documentation with organizational documents, (f) financial statements, (g) capitalization of subsidiaries as of the Closing Date or as may be updated, (h) Federal Reserve margin regulations, (i) compliance with FCPA, OFAC, the PATRIOT Act and the Investment Company Act, (j) accuracy of disclosure, (k) solvency of the Borrower and its Restricted Subsidiaries, taken as a whole, on the Closing Date and (l) the creation, validity, perfection and priority of security interests, the foregoing representations and warranties shall be subject to exceptions that would not reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means (a) on the Closing Date, a Company Material Adverse Effect (as defined in the Acquisition Agreement) and (b) after the Closing Date, a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Agents under the Facilities Documentation or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Facilities Documentation.

Affirmative Covenants:	Affirmative covenants will apply to Holdings and its Restricted Subsidiaries, will be subject to customary thresholds and/or exceptions to be negotiated and reflected in the Facilities Documentation, consistent with the Documentation Principles, and be limited to (subject to, on the Closing Date, the last clause of the following) the following:

Delivery of (a) commencing with the month ending January 31, 2018, unaudited monthly financials (for each month of each fiscal quarter) within 30 days after such fiscal month end, (b) commencing with the first full fiscal quarter after the Closing Date, unaudited quarterly financials (for each of the first three fiscal quarters of each fiscal year) within 45 days after such fiscal quarter end (60 days for each of the first two fiscal quarters after the Closing Date), certified as fairly presenting in all material respects in accordance with GAAP by a financial officer, (c) audited annual financial statements within 120 days after the fiscal year end (150 days for the first fiscal year after the Closing Date), in each case of clauses (b) and (c), for Holdings and its restricted subsidiaries on a consolidated basis and including a management’s discussion and analysis and comparisons against the then current budget, and certain information on new contract wins and losses to be mutually agreed during such period, (d) an annual budget (projected quarterly) within 60 days after the beginning of the fiscal year,

(e) compliance certificates and (f) notices of defaults, litigation and certain other events that would reasonably be expected to have a Material Adverse Effect; payment of U.S. federal and other material tax obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with all applicable laws and regulations (including, without limitation, environmental matters, ERISA, Patriot Act and other anti-terrorism laws, OFAC and other laws applicable to sanctioned persons and the Foreign Corrupt Practices Act) and material contractual obligations; maintenance of property and insurance; maintenance of all governmental and regulatory authorizations; maintenance of books and records; inspection rights as to property and books and records and lender meetings (subject to limitations on frequency to be agreed; it being understood that absent an event of default, Borrower shall be obligated to reimburse the Agent, the Structuring Advisor and the Lenders for their respective reasonable and documented out-of-pocket expenses in connection with only one lender meeting or one inspection (but not both) per fiscal year); use of proceeds; further assurances (including, without limitation, with respect to security interests in after-acquired property and guarantees by after-acquired or formed subsidiaries); designation of Unrestricted Subsidiaries; notices of any non-routine government investigations or written notices regarding material non-compliance with material government contracts; and customary information regarding collateral, in each case, subject to, on the Closing Date, the Certain Funds Provisions and the parameters set forth under “Security” above.

Except with respect to (i) delivery of the items described in clauses (a) through (f) above, (ii) maintenance of existence of the Borrower, (iii) maintenance of books and records, (iv) use of proceeds, (v) designation of Unrestricted Subsidiaries, (vi) inspection rights, (vi) further assurances, (vii) compliance with Patriot Act and other anti-terrorism laws, OFAC and other laws applicable to sanctioned persons and the Foreign Corrupt Practices Act) and material contractual obligations and (viii) notices of any non-routine government investigations or written notices regarding material non-compliance with material government contracts, the foregoing affirmative covenants shall be subject to exceptions that would not reasonably be expected to have a Material Adverse Effect.

For purposes hereof, a “Specified Event of Default” means any (i) payment event of default, (ii) bankruptcy event of default, (iii) reporting event of default that continues unremedied (by delivery of the applicable financial statements) and uncured for six consecutive calendar months after such financial statements were required to be delivered or (iv) the occurrence of a Financial Covenant event of default during the continuance of a Financial Covenant event of default that occurred in a prior fiscal quarter

Negative Covenants:	Negative covenants will apply to Holdings and its Restricted Subsidiaries and will be in form and substance consistent with the Documentation Principles, limited to the following:

1.      Limitation on dispositions of assets with a fair market value in excess of a de minimis amount to be mutually agreed, with baskets and exceptions for, among other things: (a) permitting dispositions of assets on an unlimited basis for fair market value, so long as (i) with respect to dispositions in excess of an amount to be agreed, 75% of the consideration of such disposition being comprised of cash or cash equivalents and Designated Non-Cash Consideration (to be defined giving effect to the Documentation Principles) not to exceed at least $1.5 million in the aggregate for all such dispositions, (ii) after giving pro forma effect to each disposition, no event of default has occurred and is continuing on the date on which the agreement governing the relevant disposition is executed, (iii) no payment or bankruptcy event of default has occurred and is continuing on the date on which such disposition is consummated and (iv) any proceeds in excess of a threshold to agreed (consistent with the Documentation Principles) of such disposition are applied as otherwise required by the Credit Facilities); (b) dispositions of assets that do not constitute Collateral, subject to limitations to be mutually agreed; (c) dispositions of non-core assets acquired in connection with any acquisition; and (d) other dispositions in an aggregate amount not to exceed at least $2.0 million in any fiscal year; it being understood that the lien on any Collateral that is the subject of a disposition permitted under the Facilities Documentation to any person other than a Loan Party will be automatically released upon the consummation of such disposition;

2. Limitation on mergers and acquisitions (with Permitted Acquisitions (as defined below) being permitted).

3.      Limitations on dividends, stock repurchases and redemptions and other restricted payments (subject to, without limitation, exceptions for (a) Sponsor advisory, financing, transaction and exit fees, subject to caps to be mutually agreed; provided that, either immediately prior to or after giving effect to the payment of such fees, no Specified Event of Default has occurred or is continuing,

(b) distributions to Holdings to pay (or to make distributions to any direct or indirect parent of Holdings to pay) (i) consolidated, combined or similar income tax liabilities attributable to taxable income of the Borrower and its Restricted Subsidiaries, provided, that the amount of such distributions shall not be greater than the lesser of (x) the amount of such taxes that would have been due and payable by the Borrower and its Restricted Subsidiaries had such Borrower filed a consolidated, combined or similar type return with Borrower as the consolidated parent, and (y) the actual tax liability, and (ii) operating expenses in the ordinary course and other corporate overhead, franchise and similar taxes required to maintain its corporate existence and fees and expenses of debt or equity offerings (whether or not successful) subject to a cap to be agreed, (c) distributions to Holdings to fund (or to make distributions to any direct or indirect parent of Holdings to fund) the repurchase or redemption of the capital stock of Holdings, or its direct or indirect parents, in each case, held by future, current or former directors, officers, employees, members of management and consultants and/or their respective estates, heirs, family members, spouses, domestic partners, former spouses or former domestic partners in an amount not to exceed at least $3.0 million per fiscal year, with the unused amount permitted to be carried forward to the subsequent fiscal year, (d) a general basket in an aggregate amount not to exceed at least $5.0 million, and (e) additional restricted payments so long as (i) the Total Net Leverage Ratio, calculated on a pro forma basis, does not exceed 2.0x less than the Total Net Leverage Ratio on the Closing Date and (ii) no event of default is ongoing or would occur as a result of such restricted payment).

4.      Limitation on indebtedness (including guarantees and other contingent obligations and including the requirement to subordinate intercompany indebtedness on terms reasonably satisfactory to the Structuring Advisor), and “disqualified” preferred stock, with exceptions for, without limitation, (a) a basket for capital leases and other equipment financing, (b) a basket for subordinated debt, (c) customary “Ratio Debt” secured by liens junior to the liens securing the Credit Facilities or unsecured, on terms and conditions consistent with the terms and conditions applicable to the Incremental Facilities, (d) indebtedness incurred in connection with any Refinancing Facility, (e) debt incurred by non-Loan Parties in an aggregate outstanding principal amount not to exceed, when combined with any investments made in any non-Loan Parties, at least $5.0 million, the terms and conditions of which shall be consistent with the terms and conditions of the Incremental Facilities (other than assumed acquisition debt), and in the case of indebtedness (whether in the form of loans or notes) secured by liens on a pari passu basis with the existing Term Loan Facility, subject to the MFN Provision, (f) indebtedness assumed or incurred in connection with any acquisition permitted under the Facilities Documentation on terms and conditions consistent with the terms and conditions of the Incremental Facilities, and in the case of indebtedness incurred (but not assumed) in connection with an acquisition (whether in the form of loans or notes) that is secured by liens on a pari passu basis with the existing Term Loan Facility, subject to the MFN Provision, and in the case of indebtedness (whether in the form of loans or notes) incurred in connection with such acquisition and secured by liens junior to the liens securing the Term Loan Facility, subject to an Acceptable Intercreditor Agreement, and if unsecured, subject to an Acceptable Subordination Agreement, (g) Incremental Equivalent Debt, the terms and conditions of which shall be consistent with the terms and conditions of the Incremental Facilities (other than assumed acquisition debt), which such indebtedness (whether in the form of loans or notes) may be secured by liens junior to the liens securing existing Term Loan Facility or unsecured, (h) a general basket in an aggregate outstanding principal amount not to exceed $20.0 million, which may be secured to the extent permitted by exceptions to the liens covenant, (i) indebtedness arising under any derivative transaction not entered into for speculative purposes, and (j) refinancing indebtedness in respect of indebtedness incurred under certain exceptions and baskets set forth in the Credit Documentation on terms to be agreed in accordance with the Documentation Principles and limitations on payment, amendment and redemption of certain material subordinated and junior lien indebtedness, with exceptions consistent with the Documentation Principles.

         For purposes of the Facilities Documentation, any obligation of a person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such person under GAAP as in effect as of the date on which the Facilities Documentation is initially entered into, shall not be treated as a capitalized lease as a result of the adoption of changes in GAAP or changes in the application of GAAP and shall continue to be treated as an operating lease.

5.      Limitations on loans and investments (with exceptions consistent with the Documentation Principles, including, without limitation, (a) investments in joint ventures and Unrestricted Subsidiaries in an amount to be agreed, (b) investments in any Restricted Subsidiary; provided that the aggregate outstanding amount of investments made by Loan Parties in any Restricted Subsidiary that is not a Loan Party shall not exceed at least $5.0 million, when combined with the aggregate amount of any debt permitted to be incurred by non-Loan Parties hereunder, (c) investments in Restricted Subsidiaries in connection with internal reorganizations and/or restructurings and related activities that do not materially impair the Guarantees, taken as a whole, or the security interest of the Collateral Agent in the Collateral, taken as a whole, (d) Permitted Acquisitions, (e) a general Investment basket in an aggregate outstanding amount not to exceed at least $10.0 million, and (f) additional investments so long as the Total Net Leverage Ratio, calculated on a pro forma basis, does not exceed 0.5x less than the Total Net Leverage Ratio on the Closing Date).

6.      Limitation on liens and further negative pledges (with exceptions consistent with the Documentation Principles, including, without limitation, (a) liens securing any Refinancing Facility, (b) liens in respect of taxes, materialmen’s, supplier’s or similar statutory liens that (x) are not more than 30 days overdue or (y) are being contested in good faith and are subject to appropriate reserves to the extent required under GAAP, (c) liens securing permitted purchase money indebtedness and capital leases, (d) liens on acquired assets, and the stock of acquired entities, securing debt permitted to be assumed in connection with any acquisition permitted under the Facilities Documentation, and solely with respect to assets being acquired (other than stock of a Loan Party), (e) liens securing permitted debt incurred under or in connection with an acquisition subject to limitations to be agreed, (f) liens on Collateral securing Incremental Equivalent Debt, subject to an Acceptable Intercreditor Agreement and, if unsecured, subject to an Acceptable Subordination Agreement, (g) liens on assets owned by, and on the equity of non-Loan Parties securing permitted debt of non-Loan Parties, (h) liens not securing indebtedness for borrowed money that are customary in the operation of the business of the Borrower and/or its Restricted Subsidiaries consistent with the Documentation Principles, (i) (i) liens on capital stock of joint ventures securing capital contributions to, or obligations of, such persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements, (j) liens securing “Ratio Debt”, having the priorities permitted thereby and, if secured, subject to an Acceptable Intercreditor Agreement and, if unsecured, subject to an Acceptable Subordination Agreement, (k) liens in respect of secured refinancing indebtedness, (l) a general lien basket in an aggregate outstanding principal amount not to exceed $15.0 million, and (m) liens securing indebtedness arising under any derivative transaction with any Lender counterparty not entered into for speculative purposes).

7.      Limitation on transactions with affiliates with respect to transactions with a fair market value in excess of at least $800,000 in any fiscal year, with exceptions to permit, among others, (a)(i) payments permitted pursuant to Section 3(a) above (ii) the payment of all expenses and indemnification claims in connection with the performance of such services, (b) transactions among the Borrower and its Restricted Subsidiaries and/or (c) the Transactions and payments required under the Acquisition Agreement.

8. Limitation on sale and leaseback transactions, with a basket to be agreed.

9. Maintenance of Holdings as passive, non-operating enterprises.

10. Limitation on restrictions affecting subsidiaries (including restrictions on subsidiary dividends and distributions).

11. No modification or waiver of charter documents of Borrower or any Guarantor or Sponsor management agreement in a manner materially adverse to the Lenders.

12. No change to fiscal year.

13. Limitation on accounting changes.

14. Anti-terrorism laws.

Available Amount Basket:	Among other things, the Facilities Documentation will permit an “Available Amount” basket (the “Available Amount Basket”) which will be equal to the sum of (i) at least $5.0 million, plus (ii) the amount of Excess Cash Flow, commencing with the respect to the fiscal year ending December 31, 2017, and for each fiscal year thereafter, that is not required to be applied to repayment of the Credit Facilities (which shall not be negative) (the “Growth Amount”), plus (iii) the net cash proceeds of qualified equity issuances and capital contributions in Holdings (excluding any equity cure contributions made pursuant to the Facilities Documentation), plus (iv) the amount of all repayments of and returns on investments made with the Available Amount Basket up to the initial amount of the investment made using the Available Amount Basket, plus (v) debt and disqualified stock issued after the Closing Date that have been exchanged for “qualified equity”, plus (vi) the net proceeds of sales of investments made after the Closing Date using the Available Amount Basket, up to the initial amount of the investment made using the Available Amount Basket, plus (vii) Declined Proceeds, minus (viii) an amount equal to the sum of (x) restricted payments, (y) dividends and prepayments of junior debt and (z) investments (including Permitted Acquisitions and intercompany investments), in each case made using the Available Amount Basket. The Available Amount Basket may be used, without duplication, for purposes of making investments (including Permitted Acquisitions and intercompany investments) and restricted payments (including dividends and prepayments of junior debt); provided that, in the case of restricted payments (including dividends and prepayments of junior debt) (and excluding, for the avoidance of doubt, investments and Permitted Acquisitions) made in reliance on the Growth Amount, after giving pro forma effect to such payments, as of the last day of the most recent month or fiscal quarter, as the case may be, for which financial statements have been delivered, the Total Net Leverage Ratio shall be less than or equal to 1.0x less than the Total Net Leverage Ratio on the Closing Date; provided, further, that in the case (i) restricted payments made in reliance on the Available Amount Basket, after giving pro forma effect to such payments, no event of default may be continuing at the time of declaration thereof, and (ii) restricted junior debt payments made in reliance on the Available Amount Basket, after giving pro forma effect to such payments, no payment or bankruptcy event of default may be continuing at the time of the making of such payment.

The Facilities Documentation will permit the Borrower and its Restricted Subsidiaries to acquire all or substantially all of the assets of any person or any line of business or division thereof or the equity interests of any person (including any investment which serves to increase the Borrower’s or its Restricted Subsidiary’s respective equity ownership in any Restricted Subsidiary or in any joint venture) that is engaged in the businesses engaged in by the Borrower and its Restricted Subsidiaries on the Closing Date and substantially similar, incidental, complimentary, ancillary or related businesses and becomes a Restricted Subsidiary (each, a “Permitted Acquisition”); provided that each Permitted Acquisition shall be subject to satisfaction of the following conditions: (a) no Event of Default shall have occurred and be continuing or would result therefrom (subject to customary “Limited Conditionality Provisions” consistent with the Documentation Principles), (b) the aggregate amount of consideration allocated in any Permitted Acquisition to (i) entities that do not become Loan Parties or (ii) assets that are not acquired by one or more Loan Parties may not exceed an amount of at least $5.0 million in the aggregate (plus amounts otherwise available under the Senior Credit Documentation) (the “Non-Loan Party Acquisition Cap”); it being understood and agreed that (A) the Non-Loan Party Acquisition Cap shall not apply to the extent not less than 75% of the Consolidated EBITDA of the consolidated target is generated by entities that become Loan Parties and (B) in the event that the amount available under the Non-Loan Party Acquisition Cap is reduced as a result of any acquisition of any Restricted Subsidiary that does not become a Loan Party or any assets that are not transferred to a Loan Party and such Restricted Subsidiary subsequently becomes a Loan Party or such assets are subsequently transferred to a Loan Party, the amount available under the Non-Loan Party Acquisition Cap shall be proportionately increased as a result thereof, (c) the Borrower is in compliance with the Financial Covenant on a pro forma basis, (d) except with respect to an acquisition in which the acquisition consideration is less than an amount to be agreed, within five Business Days of consummation of an acquisition, Structuring Advisor shall receive (i) definitive acquisition documents for such acquisition, (ii) copies of environmental assessments (solely to the extent available), (iii) a description of the acquisition and (iv) available financial statements of the target prepared within the previous twelve (12) month period, (e) granting to Administrative Agent of a first priority perfected security interest in all acquired assets to the extent required by the Facilities Documentation, (f) the proposed acquisition is consensual (not “hostile”), and, if applicable, has been approved by the acquisition target’s board of directors, (g) for an acquisition in which the acquisition consideration is greater than an amount to be agreed, Administrative Agent’s receipt of the materials and information required to be delivered pursuant to clause (d) above (including the materials described in clauses (d)(ii) and (d)(iv) above, in each case, solely to the extent available) and a third party quality of earnings report prepared by a nationally recognized independent public accounting firm, and (h) the target shall have positive adjusted LTM EBITDA.

Unrestricted Subsidiaries	The Facilities Documentation will contain provisions pursuant to which, subject to customary limitations on investments in Unrestricted Subsidiaries, the Borrower will be permitted to designate (or re-designate) any existing or subsequently acquired or organized Restricted Subsidiary as an “unrestricted subsidiary” (each, an “Unrestricted Subsidiary”) and designate (or re-designate) any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that, after giving effect to any such designation or re-designation, (a) no event of default shall exist (including after giving effect to the reclassification of any investments in, indebtedness of, and/or liens on the assets of, the relevant subsidiary), (b) the Loan Parties are in compliance with the Financial Covenant on a pro forma basis, (c) no Unrestricted Subsidiary shall own any equity interest in the Borrower or any Guarantor or hold any indebtedness of, or any lien on any property of the Borrower or any Guarantor or own any material intellectual property, (d) the total revenues, on an aggregate basis of all Unrestricted Subsidiaries shall not exceed five percent (5.0%) of the total revenues of Holdings and its Subsidiaries, as measured as of the last day of the most recently ended quarter for which financial statements have been delivered, (e) the total assets, on an aggregate basis of all Unrestricted Subsidiaries shall not exceed five percent (5.0%) of the total assets of Holdings and its Subsidiaries, as measured as of the last day of the most recently ended quarter for which financial statements have been delivered and (f) no entities existing on the Closing Date shall be designated as Unrestricted Subsidiaries. Unrestricted Subsidiaries (and the sale of any equity interests therein or assets thereof) will not be subject to the mandatory prepayment, representations and warranties, affirmative or negative covenants, Financial Covenant or event of default provisions of the Facilities Documentation, and the results of operations and indebtedness of Unrestricted Subsidiaries will not be taken into account for purposes of determining compliance with the Financial Covenant or any financial ratio set forth in the Facilities Documentation, provided, that notwithstanding anything to the contrary, Unrestricted Subsidiaries will be subject to representations and warranties, affirmative and negative covenants and event of default provisions with respect to compliance with the Patriot Act and other anti-terrorism laws, OFAC and other laws applicable to sanctioned persons and the Foreign Corrupt Practices Act. For the avoidance of doubt, any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed an investment in such Unrestricted Subsidiary in an amount equal to the fair market value of such subsidiary at the time of designation. Any re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to constitute the incurrence of indebtedness and liens of such Restricted Subsidiary. Each subsidiary may be designated as an Unrestricted Subsidiary only once and such Unrestricted Subsidiary may be reclassified as a Restricted Subsidiary only once.

Financial Covenant:	The financial covenant will apply to Holdings and its Restricted Subsidiaries and be limited to a maximum Total Net Leverage Ratio, tested quarterly (commencing with the first full fiscal quarter after the Closing Date), in each case, at levels to be agreed and reflected in the Facilities Documentation (giving due regard to the Documentation Principles) and will be set using a non-cumulative cushion of no greater than (i) for the first eight full fiscal quarters after the Closing Date, 35% to EBITDA from the Sponsor model, and (ii) thereafter, 30% to EBITDA from the Sponsor Model (the “Financial Covenant”).

For purposes of determining compliance with the Financial Covenants, Holdings shall have the right to make a cash equity contribution (which equity shall be in the form of common equity or other qualified capital stock on terms and conditions reasonably acceptable to the Administrative Agent (solely at the direction of the Required Lenders)) (an “Equity Cure”) and subject to customary terms and conditions consistent with the Documentation Principles but in any event including the following: (i) in each period of 4 consecutive quarters, at least two quarters without an Equity Cure, (ii) a cap of 4 cures over the life of the Credit Facilities and (iii) proceeds shall be required to be used to make a mandatory prepayment of the loans under the Credit Facilities.

The Facilities Documentation will contain a standstill provision prohibiting the exercise of remedies related to any breach of the Financial Covenant during the period in which any Equity Cure will be made after the Borrower delivers written notice to the Administrative Agent of its intention to cure the Financial Covenant with the proceeds of the Equity Cure; it being understood that the standstill provision shall apply solely in respect of the breach of the Financial Covenant giving rise to the relevant Equity Cure.

Events of Default:	Events of default will be subject to materiality levels, default triggers, grace and cure periods and/or exceptions to be negotiated and reflected in the Facilities Documentation (giving due regard to the Documentation Principles) limited to the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts after 5 business days; material inaccuracy of a representation or warranty when made or deemed made (in the case of representations and warranties made on the Closing Date that are not Specified Representations and that are capable of cure, subject to a grace period of 30 days following the Closing Date), violations of covenants (subject, in the case of affirmative covenants (other than delivery of financial statements and compliance certificates, notices of default, the covenant to maintain the organizational existence of the Borrower, covenants with respect to compliance with the Patriot Act and other anti-terrorism laws, OFAC and other laws applicable to sanctioned persons and the Foreign Corrupt Practices Act), to a grace period of 30 days following written notice from the Administrative Agent), cross-payment default and cross-acceleration to material indebtedness, loss of lien on material collateral, actual (or asserted in writing by any Loan Party) invalidity of material guarantees, the definitive credit agreement or any material security agreement, bankruptcy and insolvency events with respect to Borrower or material subsidiaries (with a customary grace period for any involuntary actions), ERISA events subject to a Material Adverse Effect, final judgments for money (to the extent not confirmed by the payor to be covered by insurance or indemnity) that have not been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof and change of control (defined consistent with the Documentation Principles).

Assignments and Participations:	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under one or more of the Credit Facilities. Assignments will require payment of an administrative fee to the Administrative Agent and the consents of the Administrative Agent (solely at the direction of the Required Lenders) and Borrower, which consents shall not be unreasonably withheld, conditioned or delayed; provided that no consent of Borrower shall be required (i) for an assignment to an existing Lender or an affiliate, approved fund or managed account of an existing Lender or (ii) when a Specified Event of Default exists; provided, further, that Borrower’s consent to other assignments shall be deemed to have been given unless Borrower objects to such assignment within ten business days after having received notice of such assignment. In addition, each Lender may sell participations in all or a portion of its loans and commitments under one or more of the Credit Facilities; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Credit Facilities (except as to certain customary matters to be mutually agreed upon). The Sponsor shall be permitted to purchase a portion of the Term Loan Facility (but not the Revolving Loan Facility), subject to customary limitations on amounts, voting rights and to other restrictions to be agreed. Prior to the occurrence of a Specified Event of Default, the Lenders will not assign, or grant a participation in, any of their loans or commitments to Disqualified Institutions (it being understood that at no time shall any Lender assign or grant participations in any of their loans to a Competitor (other than a Debt Fund)); provided that to the extent that a person is designated or becomes a Disqualified Institution pursuant to clause (i), (ii)(y) or (iv)(x) of the definition thereof after the date of the Commitment Letter, such event shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation in a Credit Facility, to the extent of the loan or commitment subject to such assignment or participation.

Assignments to Affiliated Lenders:	The Equity Investors and their respective affiliates, including Sponsor-affiliated debt funds, other than Borrower, Guarantors and their subsidiaries, may purchase a portion of the Loans, subject, in the case of assignments to Sponsor and its affiliates who are not Independent Debt Fund Affiliates (as hereinafter defined) (“Affiliated Lenders”) to the following provisions:

a) The aggregate principal amount of the Term Loan Facility held by Affiliated Lenders shall at no time exceed 20% of the total outstanding principal balance of the Term Loan Facility.

b) Affiliated Lenders may purchase only loans under the Term Loan Facility, not loans or commitments under the Revolving Loan Facility.

c) The number of Affiliated Lenders that hold loans shall at no time exceed 49% of the aggregate number of Lenders at such time.

d) Affiliated Lenders will not be permitted to vote on matters submitted to Lenders for consideration and their loans shall be disregarded in determining other Lenders’ commitment and loan percentages; provided, that (i) the commitments of any Affiliated Lenders shall not be increased, (ii) the due dates for payments of interest and scheduled amortization (including at maturity) owed to any Affiliated Lenders will not be extended, (iii) the amounts owing to any Affiliated Lenders will not be reduced and (iv) any amendment that results in a disproportionate and adverse effect on an Affiliated Lenders, in relation to all non-Affiliated Lenders’ loans, in each instance in (i) through (iv), without the consent of such Affiliated Lenders.

e) Affiliated Lenders may be excluded from Lender meetings and will not receive information provided solely to Lenders (and their auditors, advisors and attorneys) by Agent or any Lender.

f) If Borrower or any Guarantor is the subject of an insolvency proceeding, Affiliated Lenders shall grant to the Administrative Agent a power of attorney, giving the Administrative Agent the right to vote the Affiliated Lenders’ claims in bankruptcy on all matters submitted to the Lenders for a vote, and such claims shall, in any event, be voted in the same proportion, for and against, as votes were cast on each matter by Lenders that are not Affiliated Lenders.

“Independent Debt Fund Affiliates” means an affiliate of any Equity Investor that is a bona fide debt fund that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans in the ordinary course of business with respect to which none of the Equity Investor or any or their affiliates that is not such a bona fide debt fund makes investment decisions or otherwise has the power to cause the direction of such affiliate’s investment decision.

Independent Debt Fund Affiliates may purchase loans under the Term Loan Facility (and not loans or commitments under the Revolving Loan Facility); provided all such loans held by Independent Debt Fund Affiliates, in the aggregate, may not account for more than 25% of amounts included in determining whether the applicable Lenders have consented to any action acquiring Required Lender consent or approval.

Buybacks:	Borrower shall have the right, at its option, to repurchase the loans under the Term Loan Facility on terms and conditions (including buyback mechanics) to be reasonably agreed by the Initial Lenders and Borrower, including (i) all such offers shall be offered to all Term Loan Facility Lenders on a pro rata basis, (ii) no event of default shall have occurred and be continuing, (iii) all such loans so acquired shall be immediately cancelled and (iv) the Revolving Credit Facility shall not be utilized to effect any such repurchase. Such repurchase offers must be made to all Lenders on a pro rata basis but may be completed on a non-pro rata basis among the Lenders.

Defaulting Lenders:	Usual for facilities and transactions of this type, including customary provisions for replacing a Lender that is a defaulting lender and provision of cash collateral as reasonably determined by the Structuring Advisor.

Expenses and Indemnification:	If the Closing Date occurs, on the initial funding of the Credit Facilities (to the extent invoices are received by Holdings at least 3 business days prior to the Closing Date) and from time to time thereafter, all reasonable and documented out-of-pocket expenses (including but not limited to reasonable and documented legal fees of (x) one outside counsel (absent a conflict of interest) and reasonably necessary special counsel and local counsel in applicable jurisdictions to the Structuring

Advisor and the Commitment Parties (except in the case of clause (y) herein), (y) to the extent the Revolving Loan Facility is provided by Lenders other than the Initial Lenders, one outside counsel for such Lenders providing the Revolving Loan Facility and (z) one outside counsel (absent a conflict of interest) and reasonably necessary special counsel and local counsel in applicable jurisdictions to the Administrative Agent and the Collateral Agent) and reasonable and documented expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of the Structuring Advisor, the Commitment Parties, the Administrative Agent, the Collateral Agent and each Issuing Bank associated with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by Borrower. In addition, all reasonable and documented out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of one outside counsel (absent a conflict of interest) and reasonably necessary special counsel or local counsel in applicable jurisdictions) to the Lenders, the Administrative Agent and the Collateral Agent for workout proceedings and enforcement costs associated with the Credit Facilities are to be paid by Borrower.

Borrower will indemnify the Structuring Advisor, Lenders, the Commitment Parties, the Administrative Agent, the Collateral Agent and each Issuing Bank and their respective affiliates (each an “Indemnified Person”), and hold them harmless from and against all reasonable and reasonably documented out-of-pocket costs, expenses (including but not limited to reasonable and documented legal fees and expenses) and liabilities of such Indemnified Person arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Credit Facilities; provided, however, that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable (i) to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Person or any of its Related Persons (as defined below), (ii) to the extent arising from any dispute solely among Indemnified Persons (other than any Actions (x) against an Indemnified Person solely in its capacity or in fulfilling its role as Structuring Advisor, Agent or any similar role under the Credit Facilities, unless such Actions arise from the gross negligence, bad faith or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) arising out of any act or omission of Borrower, any Guarantor or any of their affiliates) or (iii) to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from a material breach of the obligations of such Indemnified Person or any of its Related Persons under the Commitment Letter, the Fee Letter or the Facilities Documentation.

None of the Indemnified Persons, the Sponsor, the other Equity Investors, Holdings, the Company or any of their respective affiliates, nor the respective directors, officers, employees, advisors, and agents of the foregoing, shall have liability for special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter or the Credit Facilities (including the use or intended use of the proceeds of the Credit Facilities) or the transactions contemplated hereby or thereby (provided that this provision shall not limit your indemnification obligations set forth herein for any such damages included in any third-party claim in connection with which such Indemnified Person is otherwise entitled to indemnification hereunder). The Borrower shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Action in respect of which such Indemnified Person is a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person. The Borrower shall not be liable for any settlement of any Action (or any expenses related thereto) effected without its consent (which consent shall not be unreasonably withheld or delayed). Each Indemnified Person shall be obligated to refund or return any and all amounts paid by the Borrower under this section to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

Yield Protection, Taxes and Other Deductions:	The Facilities Documentation will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve and capital adequacy requirements (including, without limitation, with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III) and will include customary tax gross-up provisions.

All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office and subject to customary requirements to establish that a Lender is not subject to U.S. income tax withholding).

Voting:	Amendments and waivers of the Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Credit Facilities (the “Required Lenders”), except that the consent of each Lender or each affected Lender, as applicable, shall be required with respect to, among other things, (a) increases in the commitment (other than with respect to any Incremental Facility to which such Lender has agreed) of such Lender (it being understood that no waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall constitute an increase of any commitment of any Senior Lender), (b) reductions of principal, interest (other than a waiver of default interest) or fees payable to such Lender (it being understood that any change in any definition applicable to any ratio used in the calculation of such rate of interest or fees (or any component definition thereof) shall require the consent of each affected Lender; provided that a waiver of the MFN Provision shall require only the consent of the Required Lenders, (c) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any commitment of any Lender), in each case, other than extensions for administrative convenience as agreed by the Administrative Agent) and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the value of the Collateral (in each case, other than in accordance with the Facilities Documentation). Each Lender and any transferee or assignee thereof must become a party to (except that a secured party of a Lender holding a mere pledge of such Lender’s interest in the Credit Facilities shall not be required to become a party to), and shall be bound by and subject to, any agreement among lenders or similar agreement entered into in by the Initial Lenders with respect to the Credit Facilities.

Only the consent of Lenders holding commitments under the Revolving Loan Facility in excess of 50% of the aggregate commitments (the “Required Revolving Lenders”) shall be required for any amendment or waiver of any condition precedent to an extension of credit (or deemed extension of credit) under the Revolving Loan Facility.

Modifications to provisions regarding pro rata payments or sharing of payments, in each case, in connection with purchases of the loans by Holdings, the Borrower or its Subsidiaries or the addition of one or more tranches of debt (which may, but are not required to be “new money” tranches) and the like not otherwise contemplated hereby shall only require approval of the Required Lenders, and non-pro rata distributions, payments and commitment reductions will be permitted in connection with any such loan buy-back or similar programs or new tranches of debt and as contemplated hereby.

The Facilities Documentation will permit the Administrative Agent and the Borrower to enter into one or more amendments thereto to incorporate the provisions of any Incremental Facility made available without any Lender’s consent, so long as the purpose of such amendment is solely to incorporate the appropriate provisions for such Incremental Facility in the Facilities Documentation. In addition, if the Administrative Agent and the Borrower have jointly identified an obvious error or any other error or omission of a technical nature in the Facilities Documentation, then the Administrative Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party.

The Facilities Documentation will contain customary provisions allowing the Borrower to replace a Lender or terminate the commitment of a Lender and prepay such Lender’s outstanding Loans under one or more of the Credit Facilities (as the Borrower shall elect) in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby (so long as the Required Lenders or a majority of the relevant group of affected Lenders, as the case may be, consent) and “defaulting” or insolvent Lenders.

Governing Law and Forum:	The laws of the State of New York, except as to real estate and certain other collateral documents required to be governed by local law; provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) and whether there shall have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement), (b) whether any Specified Acquisition Agreement Representation is accurate and whether as a result of any breach or inaccuracy thereof you or any of your affiliates have the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition, and (c) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, shall be determined in accordance with the laws of the State of Delaware without regard to conflict of laws principles that would result in the application of the laws of another jurisdiction. Each party to the Facilities Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in New York County, provided that any suit seeking enforcement against any collateral or other property may be brought, at the option of the Administrative Agent and/or the Collateral Agent (in each case, at the direction of the Required Lenders) in the courts of any jurisdiction where such property is located to the extent such courts have jurisdiction over the relevant obligor or over such collateral or other property.

Counsel to the Commitment Parties and Structuring Advisor:	Proskauer Rose LLP.

ANNEX II

CONDITIONS TO CLOSING2

The commitment of the Initial Lenders under the Commitment Letter with respect to the Credit Facilities, the agreements of the Commitment Parties to perform the services described in the Commitment Letter and the initial funding of the Credit Facilities are subject only to the satisfaction (or waiver) of each of the conditions precedent set forth below.

1. The execution and delivery of the Facilities Documentation by the Loan Parties party thereto reflecting the terms and conditions set forth in Term Sheet, in this Annex, in the Fee Letter and in accordance with the Documentation Principles.

2. The Specified Representations shall be true and correct in all material respects (as set forth in the Certain Funds Provisions). The Specified Acquisition Agreement Representations shall be true and correct solely to the extent required by the Certain Funds Provision.

3. The receipt of a customary borrowing notice at least twelve (12) business days prior to the Closing Date; provided that such notice of borrowing may, at the Borrower’s discretion, be subject to the consummation of the Transactions, and, in such case, shall state that, in the Borrower’s discretion, the proposed date of borrowing may be delayed (by at least one business day, but with no obligation to give more than one business days’ notice) until such time as the Closing Date shall occur, or the borrowing may not occur and such notice may be rescinded in the event that any or all of the Transactions shall not have been satisfied by the proposed date of borrowing, or by the date of borrowing as so delayed.

4. The Acquisition shall be consummated substantially concurrently with the initial funding of the Credit Facilities in accordance in all material respects with the Acquisition Agreement, without waiver or amendment thereof adverse in any material respect to the Initial Lenders or the Structuring Advisor in their capacities as such without the consent of the Structuring Advisor (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood that (w) any increase in the purchase price shall not be deemed adverse in any material respect to the interests of the Initial Lenders or the Structuring Advisor so long as any such increase is funded solely by amounts permitted to be drawn under the Revolving Loan Facility and/or with an increase in the Equity Contribution, (x) any amendment to the definition of “Company Material Adverse Effect” in the Acquisition Agreement is deemed to be adverse in a material respect to the Lenders and the Structuring Advisor, (y) a reduction of greater than 10% in the consideration payable under the Acquisition Agreement (other than the calculation of the purchase price payable on the Closing Date and any post-closing adjustments to the Closing Date purchase price, in each case, pursuant to the express provisions of the draft of the Acquisition Agreement) is deemed to be adverse in a material respect to the Lenders and the Structuring Advisor and (z) any decrease in the consideration payable under the Acquisition Agreement shall not be deemed to be adverse in any material respect to the interests of the Initial Lenders or the Structuring Advisor so long as such reduction shall be applied first, to reduce the Equity Contribution subject to the cash equity investments by the Equity Investors after giving effect to such reduction being equal to or exceeding the Minimum Equity Contribution, and second is allocated to reduce the Equity Contribution, the Credit Facilities, on a pro rata basis, or as otherwise determined by the Commitment Parties). The other Transactions (including the Equity Contribution and Refinancing, but excluding the Acquisition) shall be consummated substantially concurrently with the initial funding of the Credit Facilities.

5. The Refinancing shall have been consummated substantially concurrently with the initial borrowings under the Credit Facilities.

6. [Reserved].

[2]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this Annex II is attached.

7. The Structuring Advisor shall have received the unaudited consolidated balance sheet and related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company for each fiscal quarter ended after December 31, 2016 and at least 45 days prior to the Closing Date. The Structuring Advisor shall be deemed to have received such financial statements to the extent they have been filed as part of the Company’s quarterly reports on Form 10-Q (or any amendment thereto) pursuant to the Securities Exchange Act of 1934.

8. The Lenders shall have received the following: (a) customary legal opinions, (b) customary officers’ certificates, (c) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and the Guarantors, (d) customary lien searches with respect to the Borrower and the Guarantors, (e) customary evidence of insurance, (f) a solvency certificate, substantially in the form set forth in Exhibit A attached to this Annex II, (g) resolutions and (h) certified charter documents.

9. At least three (3) business days prior to the Closing Date, Borrower and each of the Guarantors shall have provided to the Lenders the documentation and other information theretofore reasonably requested in writing by the Lenders at least ten (10) business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer”, anti-bribery and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

10. All costs, fees, expenses and other compensation payable to the Initial Lenders, the Commitment Parties, the Administrative Agent or the Collateral Agent on the Closing Date pursuant to the Commitment Letter and the Fee Letter shall have been paid (or offset against the proceeds of the Credit Facilities) to the extent due and invoiced to Borrower at least 3 Business Day prior to the Closing Date.

11. Subject to the Certain Funds Provision, except to the extent permitted under the Facilities Documentation, all documents and instruments necessary to establish that the Collateral Agent will have perfected first priority security interests (subject to liens permitted under the Facilities Documentation) in the Collateral under the Credit Facilities shall have been executed (to the extent applicable) and delivered to the Collateral Agent and, if applicable, be in proper form for filing.

12. As of the Expiration Time (as defined in the Acquisition Agreement), no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a “Company Material Adverse Effect” (as defined in the Acquisition Agreement).

III-2

ANNEX II

Form of Solvency Certificate

[Date]

To the Administrative Agent and each of the Lenders

party to the Credit Agreement referred to below:

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [•] of that certain Credit Agreement, dated as of [            ], by and among [            ], (“Borrower”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I,             , the [Chief Financial Officer] [specify other officer with equivalent duties] of Holdings (after giving effect to the Transactions), DO HEREBY CERTIFY, on behalf of Holdings and not in any individual capacity, that as of the date hereof, after giving effect to the consummation of the Transactions:

1. The sum of the present debt and liabilities (including subordinated and contingent liabilities) of Holdings and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of Holdings and its subsidiaries, on a consolidated basis.

2. The present fair saleable value of the assets of Holdings and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the debt and liabilities (including subordinated and contingent liabilities) of Holdings and its subsidiaries as they become absolute and matured.

3. The capital of Holdings and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business (taken as a whole) as contemplated on the date hereof and as proposed to be conducted following the Closing Date.

4. Holdings and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual and matured liability.

The undersigned is familiar with the business and financial position of Holdings and its subsidiaries, including the Company. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings and its subsidiaries after consummation of the transactions contemplated by the Commitment Letter.

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